        Exhibit 2.1
ASSET PURCHASE AGREEMENT
BY AND BETWEEN
GREEN PLAINS OBION LLC,
as Seller,
and
POET BIOREFINING – OBION, LLC,
as Buyer
Dated as of August 22, 2025

TABLE OF CONTENTS
1.    DEFINITIONS; INTERPRETATION.    1
1.1    Definitions    1
1.2    Interpretation    15
2.    SALE OF ASSETS AND CERTAIN RELATED MATTERS.    16
2.1    Sale of Purchased Assets    16
2.2    Excluded Assets    18
2.3    Assumed Liabilities    19
2.4    Excluded Liabilities    19
2.5    Purchase Price; Adjustments    19
2.6    Delivery of Estimated Closing Statement    19
2.7    Closing Date Payments    20
2.8    Post-Closing Adjustment to Purchase Price    20
2.9    Proration    22
2.10    Withholding Rights    22
2.11    Remittances    23
2.12    Physical Inventory    23
3.    CLOSING.    23
3.1    Closing    23
3.2    Deliveries of Seller at the Closing    23
3.3    Deliveries of Buyer at the Closing    25
3.4    Additional Acts    25
4.    REPRESENTATIONS AND WARRANTIES OF SELLER.    26
4.1    Organization; Capacity    26
4.2    Authority; Non-contravention; Binding Agreement    26
4.3    Subsidiaries; Minority Interests    26
4.4    Title to Assets; Sufficiency and Condition of Assets    26
4.5    Financial Information    27
4.6    Permits and Approvals    28
4.7    Compliance with Laws    28
4.8    Intellectual Property    29
4.9    Contracts    30
4.10    Personal Property    31
4.11    Inventory    32
4.12    Real Property    32
4.13    Insurance    34
4.14    Employee Benefit Plans    34
4.15    Employee Matters    36
4.16    Litigation    38
4.17    Tax Matters    38
4.18    Environmental Matters    39
    i

4.19    Absence of Changes    40
4.20    Affiliate Transactions    40
4.21    Solvency    40
4.22    Brokers and Finders    41
4.23    Regulatory Matters    41
4.24    Records    41
4.25    Significant Customers and Suppliers    42
4.26    Disclaimer of Other Representations and Warranties    42
5.    REPRESENTATIONS AND WARRANTIES OF BUYER.    42
5.1    Organization; Capacity    42
5.2    Authority; Non-contravention; Binding Agreement    42
5.3    Litigation    43
5.4    Solvency    43
5.5    Sufficiency of Funds    43
5.6    Brokers and Finders    43
6.    CERTAIN COVENANTS OF SELLER AND BUYER.    43
6.1    Access to Premises; Information    43
6.2    Conduct of Business    44
6.3    Consents to Assignment; Certain Permit Matters    45
6.4    Notification of Certain Matters    46
6.5    [Reserved]    46
6.6    Approvals    47
6.7    Title and Survey Matters    47
6.8    HSR Act Filings    48
6.9    Additional Financial Information    49
6.10    Closing Conditions    49
6.11    Interim Operating Reporting    49
6.12    Removal of Name    49
6.13    Bulk Sales Laws    49
6.14    Exclusivity    49
6.15    Replacement of Insurance    50
6.16    Confidentiality    50
6.17    Casualty    51
6.18    Third-Party Consents    51
7.    ADDITIONAL AGREEMENTS.    51
7.1    Seller Employees    51
7.2    Confidentiality; Non-Competition; Non-Solicitation    54
7.3    Archive Copy of VDR    55
7.4    Rail Cars    55
8.    CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.    57
8.1    Representations and Warranties    57

8.2    Performance    57
8.3    No Material Adverse Effect    57
8.4    Pre-Closing Confirmations    57
8.5    Action/Proceeding    58
8.6    Title to Real Property    58
9.    CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.    58
9.1    Representations and Warranties    58
9.2    Performance    58
9.3    Action/Proceeding    58
9.4    Pre-Closing Confirmations    59
10.    INDEMNIFICATION.    59
10.1    Indemnification by Seller    59
10.2    Indemnification by Buyer    60
10.3    Notice and Defense of Third-Party Claims    60
10.4    Notice of Non-Third-Party Claims    61
10.5    Manner of Payment    61
10.6    Determination of Loss Amount; Certain Other Matters    62
10.7    Exclusive Remedy    63
10.8    Adjustment to Purchase Price    63
10.9    Survival    63
10.10    Specific Performance    64
11.    TAX MATTERS.    64
11.1    Allocation of Purchase Price    64
11.2    Tax Returns    64
11.3    Cooperation    65
11.4    Tax Proceedings    65
11.5    Transfer Taxes    65
12.    TERMINATION.    66
12.1    Termination    66
12.2    Effect of Termination    66
13.    GENERAL.    67
13.1    Notice    67
13.2    Legal Fees and Costs of Disputes    67
13.3    Governing Law; Jurisdiction    68
13.4    WAIVER OF JURY TRIAL    68
13.5    Benefit; Assignment; Delegation    68
13.6    Legal Advice and Reliance    69
13.7    Reproduction of Documents    69
13.8    Cost of Transaction    69
13.9    Waiver of Breach    69
13.10    Severability    69

13.11    No Inferences; Sophisticated Parties    69
13.12    Divisions and Headings of this Agreement    70
13.13    No Third-Party Beneficiaries    70
13.14    Entire Agreement; Amendment    70
13.15    Multiple Counterparts    70

LIST OF SCHEDULES
Schedule 1A    Net Working Capital
Schedule 2.1(b)    Assumed Leases
Schedule 2.1(c)    Easements
Schedule 2.1(h)-1    Assumed Contracts
Schedule 2.1(h)-2    Commodity Contracts
Schedule 2.1(n)    Spares
Schedule 2.1(i)    Seller Information Technology Systems
Schedule 2.2(a)    Excluded Personal Property
Schedule 2.2(m)    Other Excluded Assets
Schedule 4.2(c)    Seller Non-contravention (Governmental Authority)
Schedule 4.2(d)    Seller Non-contravention (Assumed Contracts)
Schedule 4.3    Subsidiaries; Minority Interests
Schedule 4.4(a)    Encumbrances
Schedule 4.5(a)    Historical Financial Information
Schedule 4.5(c)    Indebtedness
Schedule 4.6    Permits and Approvals
Schedule 4.8(a)    Intellectual Property
Schedule 4.9(a)    Material Contracts
Schedule 4.9(b)    Violations Under Assumed Contracts
Schedule 4.10    Personal Property
Schedule 4.12(a)    The Facility
Schedule 4.12(b)    Owned Real Property
Schedule 4.12(c)    Leased Real Property
Schedule 4.12(d)    Third Party Leases
Schedule 4.12(e)    Non-contravention (Third Party Leases)
Schedule 4.13    Insurance
Schedule 4.14(a)    Employee Benefit Plans
Schedule 4.14(e)    Benefit Plan Proceedings
Schedule 4.14(g)    Payments under Benefit Plans
Schedule 4.15(a)    Employees
Schedule 4.15(c)    Labor Matters
Schedule 4.15(d)    Immigration Matters

Schedule 4.17    Tax Matters
Schedule 4.18(f)    Storage Tanks
Schedule 4.20    Affiliate Transactions
Schedule 4.22    Brokers and Finders
Schedule 4.25    Significant Customers and Supplier
Schedule 5.2(a)    Buyer Non-contravention

Schedule 6.2    Conduct of Business
Schedule 6.18    Material Consents
    v

Schedule 7.4(a)    Rail Cars
Schedule 7.4(c)    Market Rates
Schedule 7.4(d)    Accrual Amounts

LIST OF EXHIBITS
Exhibit A    Inventory Methodology

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of August 22, 2025, by and between (i) Green Plains Obion LLC, a Tennessee limited liability company (“Seller”), and (ii) POET Biorefining – Obion, LLC, a South Dakota limited liability company (“Buyer”). Each of Seller and Buyer are also referred to herein individually as a “Party” and collectively as the “Parties”.
W I T N E S S E T H
WHEREAS, Seller is the owner of the Facility and certain assets related to the Facility; and
WHEREAS, in reliance upon the representations, warranties and covenants of Buyer set forth in this Agreement, Seller desires to sell the Purchased Assets to Buyer and assign the Assumed Liabilities to Buyer, subject to the terms and conditions and for the consideration set forth in this Agreement; and
WHEREAS, in reliance upon the representations, warranties and covenants of Seller set forth in this Agreement, Buyer desires to acquire the Purchased Assets from Seller and assume the Assumed Liabilities from Seller, subject to the terms and conditions and for the consideration set forth in this Agreement; and
WHEREAS, in order to induce Buyer to acquire the Purchased Assets and assume the Assumed Liabilities from Seller, and to induce Seller to sell the Purchased Assets and assign the Assumed Liabilities to Buyer, Seller Parent Guarantor has executed and delivered the Seller Parent Guaranty on the date hereof, and Buyer Parent Guarantor has executed and delivered the Buyer Parent Guaranty on the date hereof.
NOW, THEREFORE, for and in consideration of the premises, the agreements, covenants, representations and warranties set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are acknowledged and agreed, the Parties agree as follows:
1.    DEFINITIONS; INTERPRETATION.
1.1    Definitions. As used herein the terms below shall have the following meanings:
“Accounting Firm” is defined in Section 2.8(c).
“Accounts Payable” means all accounts payable to trade creditors of Seller and the Business arising from the purchase of products or services sold or rendered to Seller or the Business prior to the Effective Time.
“Accounts Receivable” means all notes receivable, accounts receivable and other rights to receive payment for goods and services provided by Seller in connection with the Business or operation of the Facility prior to the Effective Time.
“Accrual Amount” is defined in Section 7.4(d).
“Affiliate” means, as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question and any successors or assigns of such Person. For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through ownership of voting securities, by Contract or otherwise.
“Agreement” is defined in the preamble to this Agreement.
“Allocation” is defined in Section 11.1.
“ALTA” means the American Land Title Association.
“Alternative Transaction” is defined in Section 6.14.
“Antitrust Authority” means any of the FTC, the Antitrust Division of the Justice Department and any applicable state antitrust enforcement authority.
“Approval” means any approval, authorization, consent, decision, notice, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, of or from, or any notice, statement, filing or other communication to be filed with or delivered to, any Governmental Authority or any other Person.
“Assignment and Assumption Agreement” is defined in Section 3.2(c).
“Assumed Contracts” is defined in Section 2.1(h).
“Assumed Leases” is defined in Section 2.1(b).
“Assumed Liabilities” is defined in Section 2.3.
“Balance Sheet Date” means June 30, 2025.
“Base Purchase Price” is defined in Section 2.5.
“Bill of Sale” is defined in Section 3.2(b).
“Business” means the ownership and operation of the Facility and the production, marketing, distribution and selling of ethanol and coproducts at and from the Facility, including, as applicable, dried distillers grains, modified distillers grains, wet distillers grains, corn fermented protein distillers grains, and corn oil.
“Business Day” means any day except Saturday, Sunday and any day which is a legal holiday in the State of New York.
“Buyer” is defined in the preamble to this Agreement.
“Buyer Cap” is defined in Section 10.2(c).
“Buyer Deductible” is defined in Section 10.2(b).
“Buyer Fundamental Representations” means, collectively, the representations and warranties set forth in Section 5.1 (Organization; Capacity), Section 5.2 (Authority; Non-contravention; Binding Agreement) and Section 5.6 (Brokers and Finders).

“Buyer Indemnified Parties” is defined in Section 10.1.
“Buyer Parent Guarantor” means POET Holding Company, LLC, a Delaware limited liability company and an Affiliate of Buyer.
“Buyer Parent Guaranty” means the guaranty agreement that has been issued by the Buyer Parent Guarantor and delivered to Seller on the date hereof.
“Buyer Rail Car” is defined in Section 7.4(b).
“Change of Control Transaction” means (a) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of transactions, of all or substantially all of the properties or assets of Green Plains Inc. and its subsidiaries or (b) any transaction (including by way of merger or consolidation) the result of which is that any Person that is not an Affiliate of Green Plains Inc., becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the common stock (or other voting membership interest, as applicable) of any of Green Plains Inc. or any of its Affiliates or subsidiaries.
“Closing” is defined in Section 3.1.
“Closing Date” is defined in Section 3.1.
“Closing Payment Shortfall Amount” is defined in Section 2.8(e).
“Closing Statement” is defined in Section 2.8(a).
“Closing Working Capital” means Net Working Capital as of immediately prior to the Effective Time.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, the Public Health Service Act, codified as 42 USC §§ 300bb-1 through 300bb-8, and any similar state or federal continuation of coverage Laws.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Commitments” is defined in Section 6.7(a).
“Commodity Contracts” means the commercial and commodity Contracts entered into by Seller or any Seller Affiliate on market-based terms for (A) the purchase of corn to be used in the Facility, (B) natural gas contracts, and (C) the sale of ethanol, corn oil, distillers grains (dry, modified and wet) and corn fermented protein distillers grains produced at the Facility, which are listed on Schedule 2.1(h)-2 attached hereto, which Schedule 2.1(h)-2 includes the name of each counterparty, the date, the applicable commodity, and the contract value for each such Commodity Contract, any such Commodity Contracts to be valued in accordance with the Inventory Methodology set forth on Exhibit A.
“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium to the extent that it relates to the Business, Purchased Assets or Assumed Liabilities, including: (a) internal business information related to the Business (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods, in each case relating to the Business); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Business, Purchased Assets, or Assumed Liabilities; (c) any confidential or proprietary information of any third party that Seller has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of the Business, Seller or any Seller Affiliate, including identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, Seller or any Seller Affiliate; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; (f) information related to any Intellectual Property; (g) except as expressly set forth in Section 6.16(a), the terms of this Agreement and the other Transaction Documents; and (h) information obtained in connection with Section 10.3 during the prosecution or defense of any Third-Party Claim; provided, however, that “Confidential Information” shall not include any information that has become generally known to and widely available for use within the industry other than as a result of the acts or omissions of Seller or a Person that Seller has any direct control over to the extent such acts or omissions are not authorized by Seller in the performance of such Person’s assigned duties for Seller.
“Confidentiality Agreement” means that certain Confidentiality and Standstill Agreement by and between POET, LLC, an Affiliate of Buyer, and Green Plains Inc., an Affiliate of Seller, dated as of April 10, 2025.
“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement and the other Transaction Documents, including (a) the sale and purchase of the Purchased Assets and (b) the execution, delivery and performance of this Agreement and the other Transaction Documents.
“Contract” means any legally binding written commitment, promise, contract, lease, sublease, license, sublicense, guaranty, indenture, occupancy or other agreement or arrangement of any kind (and all amendments, side letters, modifications and supplements thereto).
“Copyrights” means all copyrights, whether in published or unpublished works, which include literary works, and any other original works of authorship fixed in any tangible medium of expression, Software, web site and online application content; rights to compilations, collective works and derivative works of any of the foregoing; and registrations and applications for registration for any of the foregoing and any renewals or extensions thereof.
“Covered Person” means any officer, director, manager, or employee of Seller or any Seller Affiliate, working at, or providing services to, the Business, at any time during the six (6) month period immediately prior to the Effective Time.
“Damaged Assets” is defined in Section 6.17.
“Direct Claim” is defined in Section 10.4.
“Deeds” is defined in Section 3.2(a).
“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the

Internet, rights in social media accounts and social media pages, and all applications for any of the foregoing.
“Easements” is defined in Section 2.1(c).
“Effective Time” is defined in Section 3.1.
“Encumbrance” means any claim, charge, easement, servitude, assessment, encumbrance, encroachment, defect in title, security interest, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention, lease, sublease, license, option, right of first refusal or first offer, lien, hypothecation, pledge, restriction or other similar arrangement or interest in real or personal property, whether imposed by Contract, Law, equity or otherwise.
“End Date” is defined in Section 12.1(b).
“Environmental Condition” means: (a) any current or past spill, emission, discharge, disposal, release or threatened release of any hazardous or toxic substance, waste, chemical, pollutant or contaminant regulated pursuant to applicable Environmental Laws, including petroleum, petroleum products or oil, friable asbestos, urea formaldehyde, radon gas, radioactive materials, lead or lead-based paint, 1,4-dioxane, per-and polyfluoroalkyl substances and poly-chlorinated biphenyls (“PCBs”) (collectively, “Hazardous Materials”) from the Facility into the environment; (b) the on-site or off-site treatment, storage, disposal or other handling of any Hazardous Material originating on or from the Business, the Facility or any portion of the Real Property; or (c) any violation of Environmental Laws by Seller or any Seller Affiliate at or on any portion of the Real Property or the Facility involving Hazardous Materials.
“Environmental Laws” means all applicable Laws as enacted and in effect as of the date of this Agreement or binding Order or agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof), the protection of natural resources, endangered or threatened species, the environment or occupational health and workplace safety (including ambient air, soil, surface water or groundwater, or subsurface strata); (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials or (c) relating to the regulation of the environmental attributes of liquid fuel, including the Comprehensive Environmental Recovery, Compensation, and Liability Act, as amended, 42 U.S.C. § 6901, et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq; the California Low Carbon Fuel Standard, Cal. Code Regs. Tit. 17, § 95480 et seq.; the Oregon Clean Fuels Program, ORS § 468.020 et seq; the Washington Clean Fuel Standard, RCW 70A.535 et seq.; OSHA; and all other Laws relating to emissions, discharges, releases, or threatened releases of Hazardous Materials into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the processing, generation, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or regulation of the environmental attributes of liquid fuel.

“Environmental Notice” means any written or oral directive, notice of violation or infraction, or notice respecting any Liability relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permits” means all material Permits and Approvals with respect to the Business issued pursuant to any applicable Environmental Law.
“ERISA” is defined in Section 4.14(a).
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any Seller Affiliate as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“Estimated Business Loss” is defined in Section 6.17.
“Estimated Closing Statement” is defined in Section 2.6.
“Estimated Purchase Price” is defined in Section 2.6.
“Estimated Working Capital” is defined in Section 2.6.
“Exception Claim” is defined in Section 10.3(a).
“Excluded Assets” is defined in Section 2.2.
“Excluded Contracts” means all Contracts other than the Assumed Contracts.
“Excluded Liabilities” is defined in Section 2.4.
“Exhibits” means the exhibits to this Agreement.
“Facility” means Seller’s ethanol plant located at 2098 McDonald Road, Rives, Tennessee 38253, including all ethanol producing equipment, auxiliary equipment, storage and logistical assets exclusively related to the Business.
“FERC” is defined in Section 4.23.
“Final and Binding” means, with respect to any calculation or determination, that such calculation or determination shall have the same preclusive effect on the Parties and all other Persons (including Affiliates of the Parties) for all purposes as if such calculation or determination had been embodied in a final judgment, no longer subject to appeal, entered by a court of competent jurisdiction.
“Final Resolution Date” means the earliest to occur of (a) thirty (30) days after delivery of the Closing Statement if a Post-Closing Notice of Disagreement is not timely received by Buyer in accordance with Section 2.8, (b) the date Buyer and Seller resolve in writing all differences they have with respect to the matters specified in a Post-Closing Notice of Disagreement, if timely received by Buyer in accordance with Section 2.8 or (c) the date all disputed matters set forth in a Post-Closing Notice of Disagreement, if timely received by Buyer in accordance with Section 2.8, are finally resolved in writing by the Accounting Firm in accordance with Section 2.8.

“FTC” means the Federal Trade Commission.
“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.
“Governmental Authority” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, special district or other instrumentality of any government, whether federal, state or local, domestic or foreign, and any self-regulatory organization.
“Group Health Plan” is defined in Section 7.1(j).
“Hazardous Materials” is defined in the definition of Environmental Condition.
“Hired Employee” is defined in Section 7.1(a).
“Historical Financial Information” is defined in Section 4.5(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.
“Indebtedness” means, at any specified time (without duplication), any of the following Liabilities of any Person (whether or not contingent and including any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any Liabilities of such Person for borrowed money or in respect of loans or advances; (b) any Liabilities of such Person evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (c) any Liabilities of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (d) all Liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations; (e) any Liabilities of such Person to pay the deferred purchase price of property, goods or services other than those trade payables incurred in the ordinary course of business, which are not more than sixty (60) days past due; (f) all Liabilities of such Person under conditional sale or other title retention agreements; (g) all Liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (h) any Liabilities of such Person related to unfunded 401(k) plans, pension plans, profits sharing plans or similar retirement plan or obligations and (i) any Liabilities of others guaranteed by, or secured by any Encumbrance (other than Permitted Encumbrances) on the assets of, such Person, whether or not such indebtedness, liabilities or obligations shall have been assumed by such Person or is limited in recourse.
“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, seeking indemnification pursuant to Article 10.
“Indemnifying Party” means a Party from whom indemnification is sought pursuant to Article 10.
“Information Technology Systems” means all information technology systems, Software, computers, workstations, databases, routers, hubs, switches, networks and other information technology equipment.

“Insurance Policies” is defined in Section 4.13.
“Intellectual Property” means any and all of the following, and rights in, arising out of, or associated therewith, throughout the world: Copyrights, Domain Names, Patents, Trademarks and Trade Secrets, the right to use the names and likenesses of natural persons and publicity and privacy rights generally, any other proprietary rights now known or hereafter recognized in any jurisdiction worldwide, copies and tangible embodiments thereof (in whatever form or medium), and the right to sue and recover damages or other remedies for past, present and future infringement, misappropriation, dilution, or other violation thereof.
“Intellectual Property Contracts” means all contracts (including licenses, indemnification agreements, co-existence agreements, and covenants not to sue) that exclusively relate to the Seller Intellectual Property, including any Contracts: (a) under which Seller has granted or agreed to grant to any other Person any license, covenant, release, immunity or other right that applies to any Seller Intellectual Property (including any source code escrow agreements); or (b) under which any other Person granted or agreed to grant to Seller any license, covenant, release, immunity or other right with respect to Intellectual Property rights or technology.
“Inventory” means all usable inventory and supplies owned by Seller or any Seller Affiliate and used or held for use in, or otherwise relating to, the Business, including (a) all volumes of corn, dried distillers grains, modified distillers grains, wet distillers grains, corn fermented protein distillers grains, finished ethanol (including undenatured ethanol), natural gasoline (denaturant), corn oil and any other products produced in the ordinary course of business conducted at the Facility that are located in or in transit to all above-ground tanks, silos, and storage facilities located within the boundaries of the Facility; (b) all volumes of yeast, enzymes, chemicals, and other materials that are currently used in the manufacturing process conducted at the Facility that are located in or in transit to all tanks, drums, totes and other designated storage facilities located within the boundaries of the Facility; and (c) the fermented corn bushels which are still involved in the production and fermenting process (including slurry, liquification, fermentation and beerwell) within the Facility, including corn fermented protein in process, and excludes any non-merchantable substances or products such as water or waste product.
“IRS” means the Internal Revenue Service.
“Justice Department” means the United States Department of Justice.
“Knowledge of Buyer” means the actual knowledge after due inquiry of the President & COO, the Chief Financial Officer and the General Counsel of POET, LLC, which is an Affiliate of Buyer.
“Knowledge of Seller” means the actual knowledge after due inquiry of Michelle Mapes, Phil Boggs, Will Joekel, Chris Osowski, Imre Havasi, Jason Doyle, Trent Collins and Matt Werner.
“Law” means any constitutional provision, statute, law, rule, regulation, code, ordinance, accreditation standard, resolution, Order, ruling, promulgation, policy, treaty directive, interpretation, or guideline adopted or issued by any Governmental Authority.
“Lease Charge” is defined in Section 7.4(c).
“Leased Real Property” means all real property set forth on Schedule 4.12(c).
“Lease Rates” is defined in Section 7.4(a).

“Liability” means any liability, Indebtedness, obligation recoupment, deficiency, interest, Tax, penalty, fine, claim, demand, settlement, judgment, cause of action or other Losses (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, recorded or unrecorded, due or to become due or otherwise, and regardless of when asserted.
“Loaned Cars” is defined in Section 7.4(e).
“Loss” or “Losses” means any and all losses, Liabilities, Proceedings, causes of action, costs, damages (including lost profits, multiplied damages, diminution of value, consequential damages, special damages, incidental damages or other similar damages) or expenses, whether or not arising from or in connection with any Third-Party Claims (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing); provided, however, that, for purposes of Article 10, Losses shall not include Non-Reimbursable Losses.
“Market Charge” is defined in Section 7.4(c).
“Market Rates” is defined in Section 7.4(c).
“Material Adverse Effect” means any change, fact, circumstance, occurrence, event, effect or condition that, individually or in the aggregate with all other changes, facts, circumstances, occurrences, events, effects or conditions, directly or indirectly, results in, or could reasonably be expected to result in, a material adverse effect on (a) the ability of Seller to timely perform its obligations under this Agreement or consummate the Contemplated Transactions or (b) the business, operation, condition (financial or otherwise), results of operations, prospects, assets or Liabilities of the Facility, the Business or the Purchased Assets, taken as a whole, except that “Material Adverse Effect” shall exclude any such change, fact, circumstance, occurrence, event, effect or condition that results from or arises out of any of the following: (i) general political, economic, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars, credit markets, or in respect of or as a result of any political elections) or (ii) results from or relates to (A) acts of war, sabotage or terrorism, military actions or the escalation thereof, (B) any changes in applicable Law or accounting rules or principles, including changes in GAAP, (C) acts of nature (including the general effects of weather, meteorological events, fire, flood, earthquake, hurricane, tornado, lightning or other natural disaster), (D) changes generally affecting the ethanol industry, the renewable fuels industry or commodities markets, including the availability of or fluctuations in the prices of corn, ethanol, natural gas or other feedstocks or commodities, (E) labor dispute, strike, or lockout, (F) epidemics, pandemics or disease outbreaks (including the COVID-19 virus pandemic) or other public health emergencies or quarantine restrictions declared or implemented by any applicable Governmental Authority, (G) actions or omissions expressly required to be taken or not taken by Seller in accordance with this Agreement or requested, or consented to, by Buyer in writing or (H) the failure of the Facility, the Business or the Purchased Assets to meet or achieve the results (including earnings, revenues, expenses or sales) set forth in any projection, forecast or budget (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that notwithstanding the foregoing, any effects resulting from the matters referred to in clauses (A) through (F) above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent such matters have a material and disproportionate adverse impact on the Facility, the Business or the Purchased Assets as compared to other ethanol processing facilities operating in the same general geographic area in which the Business operates.

“Material Contracts” is defined in Section 4.9(a).
“Monetary Lien” means any mortgages, security interests, liens, tax or assessment liens or Liabilities affecting any portion of the Real Property that could be cured, satisfied or removed by the payment of money.
“Net Working Capital” means, as of any date of determination, the sum of the current value of the Inventory of the Business as of such date, calculated consistent with the Inventory Methodology set forth in Exhibit A, plus the current value of the Commodity Contracts as of such date, calculated consistent with the methodology set forth in Exhibit A; provided, however, that Net Working Capital shall not include any Excluded Assets or Excluded Liabilities. An example calculation of Net Working Capital as of the Effective Time, which shall be used as a template for the calculation of Net Working Capital, is attached hereto as Schedule 1A.
“Non-Reimbursable Losses” is defined in Section 10.6(d).
“OFAC” means the Office of Foreign Assets Control of the Department of Treasury.
“Order” means any judgment, order, writ, injunction, decree, determination, or award (including an arbitration award) of any Governmental Authority or arbitrator.
“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. § 600, et seq.
“Owned Real Property” means the real property owned by Seller in connection with the use, ownership or operation of the Facility located at 2098 McDonald Road, Rives, Tennessee 38253, together with all buildings, facilities, fixtures, structures, improvements and storage tanks situated thereon, and together with Seller’s right, title and interest in and to all amenities, rights, privileges, hereditaments, appurtenances and other real property rights appurtenant thereto, but excluding any Easements, such real property being further described on Schedule 4.12(b).
“Owner’s Affidavit” is defined in Section 6.7(a).
“Paid Time Off” means the Seller Employees’ accrued vacation, sick, holiday or other paid time off and related Taxes and other payroll obligations.
“Party” or “Parties” is defined in the preamble to this Agreement.
“Patents” means all inventions (whether or not patentable and whether or not reduced to practice), patents, industrial and utility models, industrial designs, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, reexaminations or equivalents or counterparts of any of the foregoing.
“PCBs” is defined in the definition of Environmental Condition.
“Permit” means any consent, ratification, registration, waiver, authorization, license, permit, grant, franchise, concession, exemption, Order, notice, certificate or clearance issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Permitted Encumbrances” means (a) zoning and building Laws, ordinances, resolutions and regulations, (b) Encumbrances for Taxes, assessments and other governmental levies, fees and charges that are not yet due or delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established therefor on the balance sheet included in the Historical Financial Information in accordance with GAAP, (c) statutory Encumbrances for real Property Taxes not due and payable on or before the Effective Time, (d) mechanics’ liens and other Encumbrances for charges associated with labor, materials or supplies arising or incurred in the ordinary course of business not to exceed $250,000 in the aggregate that are not delinquent or that are being contested in good faith by appropriate proceedings (for which adequate reserves have been established in accordance with GAAP), (e) Encumbrances arising under conditional sales Contracts and equipment leases with Third Parties entered into in the ordinary course of business to the extent such Contract is an Assumed Contract and (f) with respect to the Real Property, any easements, rights-of-way, covenants, conditions, restrictions, reservations and other Encumbrances and imperfections of title and other matters that do not, individually or in the aggregate, materially adversely impair the ownership and operation of the Facility and the Business as they are being operated as of the date of this Agreement. No Monetary Lien will be deemed a Permitted Encumbrance except as expressly set forth in this Agreement.
“Person” means a natural person, association, corporation, limited liability company, partnership, limited liability partnership, trust, Governmental Authority or any other entity or organization.
“Personal Property” means all tangible and intangible personal property used or held for use in, or exclusively relating to, the Business, including all equipment, Spares, tooling, dies, molds, patterns, stampings, prototypes, parts, components, office supplies, computer hardware and data processing equipment, furniture, fixtures, machinery, vehicles, office furnishings, instruments, leasehold improvements, telephones, telephone numbers, keys, security access cards and other tangible personal property used or held for use in, or otherwise exclusively relating to, the Business and, to the extent assignable or transferable by Seller, all rights in all warranties of any manufacturer, vendor, or other Person with respect thereto.
“Plans” is defined in Section 4.14(a).
“Pre-Closing Expenses” is defined in Section 2.9(a).
“Post-Closing Expenses” is defined in Section 2.9(a).
“Post-Closing Notice of Disagreement” is defined in Section 2.8(b).
“Prepaid Expenses” means all prepaid expenses made with respect to the Business that are assumable and result in an economic benefit to Buyer.
“Proceeding” means any action, arbitration, charge, claim, complaint, demand, dispute, audit, grievance, hearing, inquiry, investigation, self-disclosure, litigation, proceeding, qui tam action, suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator, whether at law or in equity.
“Property Taxes” means ad valorem, property, excise, sales, use or similar Taxes based upon or measured by the ownership or operation of the Purchased Assets, but excluding, for the avoidance of doubt, income Taxes and Transfer Taxes.

“Property Tax Statement” is defined in Section 2.9(b).
“Prorated Expenses” is defined in Section 2.9(a).
“Purchase Price” is defined in Section 2.5.
“Purchased Assets” is defined in Section 2.1.
“Qualifying Rail Cars” is defined in Section 7.4(b).
“Rail Car Agreements” is defined in Section 7.4(a).
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Records” means any and all data, reports, accounting records, Tax records, material correspondence, maps, surveys, engineering documents, reports and other material business records relating to or affecting the Facility, the Business or the Purchased Assets held by Seller or its Affiliates that are, or have been, generated, commissioned or received by the Seller or any of its Affiliates, as of or prior to the Closing, in each case which relate exclusively to the Purchased Assets or the Business.
“Reference Balance Sheet” is defined in Section 4.5(a)(ii).
“Representatives” means, with respect to any Person, the officers, directors, managers, employees, agents, attorneys, accountants, advisors, bankers, financing sources and other authorized representatives of such Person.
“Restricted Business” means the development, construction, ownership, operation, management or control of any ethanol plant engaged in producing, marketing or selling ethanol within 75 miles of the Facility or the purchasing of corn from any producers within 75 miles of the Facility, provided that the foregoing will not constitute a “Restricted Business” to the extent (a) Seller’s Affiliates are already conducting such activities within such radius as of the Effective Time solely to the extent unrelated to the Business or (b) an acquiror or surviving entity in a Change of Control Transaction has an existing business that is conducting such activities within such radius at the time of the closing of such Change of Control Transaction.
“Restricted Period” means the period beginning as of the Effective Time and ending on the 4th anniversary of the Effective Time.
“Retained Tax Liabilities” means, without duplication, (i) Taxes of any member of an affiliated, consolidated, combined or unitary group of which Seller or any Seller Affiliate is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law; (ii) Taxes of any Person imposed on Seller or any Seller Affiliate for any period as a transferee or successor, by Law, Contract, or otherwise, which Taxes are in respect of a transaction or event occurring on or before the Closing Date; (iii) all Taxes arising from any of the Contemplated Transactions, including Transfer Taxes, Seller’s allocable share of Property Taxes (as computed under Section 2.9(b)) and Taxes arising from the purchase of the Purchased Assets and assumption of the Assumed Liabilities; and (iv) Seller Pre-Closing Taxes (as defined in Section 11.1(c)).
“Retirement Plans” is defined in Section 4.14(f).

“RFS Program” means Renewable Fuel Standard Program under the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007 and implementing regulations, including without limitation, 40 C.F.R. Part 80, Subpart K and Subpart M, as the same may be amended from time to time.
“RIN Pathway” means each pathway used by each Purchased Asset to generate valid RINs under the RFS Program.
“RINs” is defined in Section 2.1(n).
“Schedules” means the disclosure schedules and any other schedule attached to and made part of this Agreement.
“Second Request” is defined in Section 6.8(a).
“Seller” is defined in the preamble to this Agreement.
“Seller Affiliate” means any Affiliate of Seller.
“Seller Cap” is defined in Section 10.1(c).
“Seller Deductible” is defined in Section 10.1(b).
“Seller Employees” means the employees of Seller or any Seller Affiliate who (i) work at the Facility or (ii) otherwise provide services solely to the Business.
“Seller Fundamental Representations” means, collectively, the representations and warranties set forth in Section 4.1 (Organization; Capacity), Section 4.2 (Authority; Non-contravention; Binding Agreement), Section 4.3 (Subsidiaries; Minority Interests) and Section 4.22 (Brokers and Finders).
“Seller Indemnified Parties” is defined in Section 10.2(a).
“Seller Information Technology Systems” means any and all Information Technology Systems, but solely to the extent used or held for use in the Business and in each case that are (i) owned or purported to be owned or licensed, or purported to be licensed, in whole or in part, by or to Seller or any Seller Affiliate and (ii) set forth on Schedule 2.1(i).
“Seller Parent Guarantor” means Green Plains Inc., an Iowa corporation and indirect parent of Seller.
“Seller Parent Guaranty” means the guaranty agreement that has been issued by the Seller Parent Guarantor and delivered to Buyer on the date hereof..
“Seller Pre-Closing Taxes” is defined in Section 11.2(c).
“Software” means any and all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections (whether machine readable or otherwise) and rights therein; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.
“Spares” is defined in Section 2.1(n).
“Straddle Period” is defined in Section 11.2(b).
“Surveyor” is defined in Section 6.7(b).
“Surveys” is defined in Section 6.7(b).
“Survival Expiration Date” is defined in Section 10.9.
“SWDs” is defined in Section 3.2(a).
“Target Working Capital” means an amount equal to $20,000,000.00.
“Tax Proceeding” is defined in Section 11.4.
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax” or “Taxes” means (a) any and all federal, state, local, foreign and other taxes, including net income, gross income, imputed underpayment (as defined in Section 6225 of the Code or any similar provision of state, local or non-U.S. law), gross receipts, sales, use, ad valorem, unclaimed or abandoned property, transfer, franchise, profits, license, lease, rent, service, service use, withholding (including backup withholding), payroll (including employee withholding and employer payroll tax or Federal Insurance Contributions Act tax), employment, excise, escheat, severance, privilege, environmental, stamp, occupation, premium, property (real or personal), real property gains, capital gains, production, windfall profits, alternative or add-on minimum, estimated, customs, duties, tariffs, import/export, or other taxes, and other governmental fees, assessments or charges of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (whether or not disputed), (b) any Liability for payment of amounts described in clause (a) as a result of successor or transferee Liability or otherwise through operation of Law, and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.
“Tenant Lease” means any lease, sublease, license, occupancy agreement or other contractual obligation pursuant to which Seller currently leases, subleases, licenses or otherwise uses, possesses or occupies all or some portion of the Leased Real Property from any Person (together with any applicable amendments, supplements, exhibits, addenda and modifications thereto).
“Third Party” or “third party” means a Person that is not a Party.
“Third Party Lease” means any lease, sublease, license, occupancy agreement or other contractual obligation pursuant to which Seller currently leases, subleases, licenses or otherwise grants a right to use, possess or occupy to a third party all or some portion of the Real Property, together with any amendments, supplements, exhibits, addenda and modifications thereto.
“Third-Party Claim” is defined in Section 10.3(a).
“Title Company” means a title insurance company selected by Buyer and approved by Seller, which approval shall not be unreasonably withheld, conditioned or delayed if the title insurance company is a title agent for or office of First American Title Insurance Company, Fidelity National Title Insurance Company, Chicago Title Insurance Company or Stewart Title Guaranty Company.
“Title Policy” is defined in Section 6.7(a).
“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law, and, whether or not confidential, all business information (including ideas, research and development information, know-how, formulas, compositions, technical data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, customer and supplier lists and information, pricing and cost information, business and marketing plans and proposals).
“Trademarks” means trademarks, service marks, trade names (including fictitious, assumed and d/b/a names), certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the business associated with each of the foregoing.
“Transaction Documents” means this Agreement, the Deeds, the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, and the other certificates, Contracts, instruments, and documents contemplated to be delivered or executed in connection with this Agreement.
“Transaction Expenses” means all out-of-pocket costs and expenses (including legal, accounting, investment banking, finders’ or brokers’ and other fees and expenses) incurred by Seller or any Seller Affiliate in connection with (i) this Agreement and the Contemplated Transactions and (ii) terminating all financing statements and security interests of Seller or any Seller Affiliate that relate to any Purchased Asset or the Business and that have not been terminated as of immediately prior to the Effective Time, provided that “Transaction Expenses” shall not include any filing fees paid under the HSR Act.
“Transfer Taxes” means any real property transfer, sales, use, documentary, transfer, value added, stock transfer, and stamp Taxes, any transfer, recording, registration, and other fees, and any similar Taxes imposed on the Contemplated Transactions, or related to, this Agreement.
“Transition Services Agreement” is defined in Section 3.2(d).
“VDR” is defined in Section 1.2(l).
“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq., and any comparable state or local Law.

1.2    Interpretation. In this Agreement, unless the context otherwise requires:
(a)    references to this Agreement are references to this Agreement and to the Exhibits and Schedules attached or delivered with respect hereto or expressly incorporated herein by reference; each such Schedule is hereby incorporated by reference into this Agreement and will be considered a part hereof as if set forth herein in full;
(b)    references to “Articles” and “Sections” are references to articles and sections of this Agreement;
(c)    references to any Party shall include references to its respective successors and permitted assigns and delegates;
(d)    the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement;
(e)    references to any agreement (including this Agreement) are references to that agreement as amended, consolidated, supplemented, novated or replaced in accordance with the terms and conditions therein from time to time;
(f)    unless the context requires otherwise, references to any Law are references to that Law as of the Closing Date, and shall also refer to all rules and regulations promulgated thereunder;
(g)    the word “including” (and all derivations thereof) means “including, without limitation,” and any lists or examples following the word “including” or the phrase “including, without limitation,” are intended to be non-exclusive examples solely for the purpose of illustration and without the intention of limiting the text preceding such lists or examples;
(h)    references to time are references to Central Standard Time or Central Daylight Time (as in effect on the applicable day) unless otherwise specified herein;
(i)    the gender of all words herein include the masculine, feminine and neuter, and the number of all words herein includes the singular and plural;
(j)    the provisions of this Agreement shall be interpreted in such a manner so as not to inequitably benefit or burden any Party through “double counting” of assets or Liabilities or failing to recognize benefits that may result from any matters that impose losses or burdens on any Party, including in connection with (i) the determination of the adjustments contemplated by Section 2.8; and (ii) the calculation of Losses;
(k)    the terms “date hereof,” “date of this Agreement,” and similar terms shall mean the date set forth in the preamble to this Agreement;
(l)    the phrases “Seller has delivered,” “Seller has provided,” “Seller has made available” and phrases of similar import shall mean that Seller has made the document or information in question available by posting a copy thereof to the Datasite.com data room titled “Obion” (the “VDR”) no later than three (3) Business Days prior to the date of this Agreement;
(m)    references to the “ordinary course of business” shall mean the ordinary course of business consistent with past practice;

(n)    references to “day” shall mean calendar day, unless otherwise specified herein;
(o)    if any provision of this Agreement requires a Party to obtain the consent of another Party, such consent may be withheld or conditioned in the requested Party’s sole and absolute discretion unless otherwise expressly provided herein;
(p)    nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty herein unless the applicable Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself); and
(q)    each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.
2.    SALE OF ASSETS AND CERTAIN RELATED MATTERS.
2.1    Sale of Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept, as of the Effective Time, good and marketable title to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). “Purchased Assets” means all assets, properties, rights, and interests of every type or description, wherever situated and of whatever kind and nature, whether real, personal or mixed, tangible or intangible, used in or held for use in, or otherwise exclusively relating to, the Business (other than the Excluded Assets), including the following items:
(a)    fee simple title to the Owned Real Property and the rights of Seller or any Seller Affiliate against third parties under general warranty deeds or limited warranty deeds related to any such Owned Real Property;
(b)    leasehold title to the Leased Real Property, leasehold improvements and all interests of Seller in all Tenant Leases and Third Party Leases set forth on Schedule 2.1(b) (collectively, the “Assumed Leases”);
(c)    all of the easements, rights of way, servitudes, property use agreements, line rights and real property licenses (including Permits from railroads and road crossing Permits or other rights of way Permits from any Governmental Authority) from Third Parties pursuant to which Seller has the right to use the real property related to the Facility, including, but not limited to, those set forth on Schedule 2.1(c) (the “Easements”);
(d)    all Personal Property, including the maintenance and capital spares, joints, valves, parts and tools owned by Seller or any Seller Affiliate as of the Effective Time and located as of the Effective Time at the Facility and used exclusively in connection with the Business (the “Spares”). Schedule 2.1(n) contains a list of the Spares as of on or about August 19, 2025;

(e)    all Inventory, including any rights to rebates, refunds or discounts due with respect to the Inventory;
(f)    all Prepaid Expenses;
(g)    the Records;
(h)    the Contracts (including, for the avoidance of doubt, the Material Contracts, the Commodity Contracts, the Assumed Leases set forth on Schedule 2.1(b) and the Real Property rights set forth on Schedule 2.1(c)) listed on Schedule 2.1(h)-1 (collectively, the “Assumed Contracts”);
(i)    the Seller Information Technology Systems;
(j)    to the extent assignable, all Permits and Approvals issued or granted by, or filed with or delivered to, any Governmental Authority, and all accreditations that are used or held for use in, or otherwise exclusively relating to, the Business or the Purchased Assets or that have been filed or delivered by or on behalf of Seller (including any such Permits, Approvals and accreditations that are pending as of the date of this Agreement);
(k)    any claims, causes of action or rights against third parties exclusively related to the Business or the Purchased Assets (including warranties, indemnities, rebates and guarantees), contractual or otherwise, arising before or after the Effective Time;
(l)    Seller’s goodwill associated with, or symbolized by, the Business and the Purchased Assets;
(m)    any insurance proceeds collectible as of, or actually collected by Seller (net of reasonable and documented out of pocket costs and expenses) after, the Effective Time in connection with damage to the Purchased Assets occurring at any time prior to the Effective Time and that relate to (i) the repair or restoration of any Purchased Asset (but excluding, for the avoidance of doubt, any Excluded Asset), but excluding proceeds to the extent the Seller effects such repair or restoration prior the Effective Time, or (ii) an Assumed Liability;
(n)    all Renewable Identification Numbers (“RINs”) generated pursuant to the RFS Program from the Facility’s final product inventories and the RIN Pathway; and
(o)    all other properties, assets and rights of every kind, character or description which are owned, used or held for use by Seller or any Seller Affiliate in connection with the Facility and which are not Excluded Assets.
2.2    Excluded Assets. Notwithstanding anything herein to the contrary, the following assets of Seller are not intended by the Parties to be a part of the Contemplated Transactions and are excluded from the Purchased Assets (collectively, the “Excluded Assets”):
(a)    The Personal Property that is set forth on Schedule 2.2(a);
(b)    any bank account of Seller or any Seller Affiliate, and all cash and cash equivalents, marketable securities and other investments of Seller or any Seller Affiliate, including all cash and cash equivalents in any bank account of Seller or any Seller Affiliate as of immediately prior to the Effective Time;

(c)    (i) all Insurance Policies and all related premiums and (ii) all refunds relating to the periods prior to the Effective Time;
(d)    all Plans and records relating thereto;
(e)    (i) all organizational documents, corporate records, stock books, proprietary manuals, corporate seals, other proprietary materials of, or other records relating to the corporate organization of, Seller or any Seller Affiliate, (ii) all Records that relate to Seller Employees that are not Hired Employees, (iii) all Records the disclosure of which could be inconsistent with any obligations regarding the confidentiality thereof or could constitute a waiver of attorney-client, work product or similar privilege, (iv) all Records that are Tax records (other than Records relating to Property Taxes), (v) all Records that Seller is required to retain by Law (in which event, copies thereof shall be delivered to Buyer); and (vi) all Records prepared in connection with, or relating in any way to, the Contemplated Transactions or any bids or offers received from Buyer or any Third Parties and analyses relating in any way to the sale of the Purchased Assets;
(f)    rights that accrue or will accrue to Seller under this Agreement or the other Transaction Documents;
(g)    all rights, title and interest of Seller and any Seller Affiliate to the use of the name “Green Plains,” and any derivatives thereof;
(h)    the Excluded Contracts;
(i)    any claims of Seller against third parties to the extent that such claims relate exclusively to the Excluded Assets or the Excluded Liabilities;
(j)    all Intellectual Property;
(k)    the Accounts Receivable;
(l)    any and all claims of Seller or its Affiliates for refunds of, credits attributable to, loss carryforwards or similar Tax assets with respect to or relating to (i) Property Taxes attributable to any Tax period ending prior to the Effective Time or the portion of any Straddle Period ending immediately prior to the Effective Time, (ii) income Taxes, and (iii) Taxes attributable to the Excluded Assets; and
(m)    those assets of Seller specifically identified on Schedule 2.2(m).
2.3    Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement and except as provided in Section 2.4, at the Effective Time, Buyer shall assume, and thereafter pay, perform and discharge as and when due, only the following (collectively, the “Assumed Liabilities”), and no others: (i) all Liabilities arising from and after the Effective Time relating to the Purchased Assets or the Business and (ii) all Liabilities under the Assumed Contracts, other than any Liability arising out of any failure to perform, improper performance, breach of warranty, or other breach, default, or violation of the terms thereof occurring as of or prior to the Effective Time. For the avoidance of doubt, Assumed Liabilities shall include all Accounts Payable in respect of any Inventory.
2.4    Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not be responsible to pay, perform, discharge or assume, and none of the Purchased Assets shall be or become liable for or subject to, any Liability whatsoever of Seller or any Seller Affiliate, or any Liability otherwise related to the ownership or operation of the Business or the Purchased Assets (collectively, the “Excluded Liabilities”). Seller shall, and shall cause each Seller Affiliate to, pay, perform and discharge all Excluded Liabilities which any of them is obligated to pay, perform and discharge when such Excluded Liabilities become due and payable. For the avoidance of doubt, Excluded Liabilities include all Transaction Expenses.
2.5    Purchase Price; Adjustments. Subject to the terms and conditions hereof, the aggregate consideration to be paid by Buyer for the Purchased Assets shall be (a) an amount equal to (i) $190,000,000.00 (the “Base Purchase Price”) plus (ii) the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital, minus (iii) the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital (the resulting amount from the foregoing, as finally adjusted pursuant to Section 2.8, the “Purchase Price”), and (b) Buyer’s assumption of the Assumed Liabilities. The Purchase Price to be paid by Buyer at Closing shall be based on estimates of the Closing Working Capital (as contemplated by Section 2.6), and such amounts shall be subject to adjustment after the Closing pursuant to Section 2.8 and other provisions of this Agreement.
2.6    Delivery of Estimated Closing Statement. Seller shall prepare and deliver to Buyer, not more than seven (7) Business Days (but at least three (3) Business Days) prior to the Closing Date, a statement, in form and substance reasonably satisfactory to Buyer (the “Estimated Closing Statement”), setting forth in reasonable detail Seller’s good faith written estimate of (i) the Closing Working Capital (the “Estimated Working Capital”), calculated using the same accounting principles, methodologies, policies, and practices used in the example calculation of Net Working Capital as of the Effective Time set forth on Schedule 1A, (ii) the aggregate amount of Indebtedness and other Liabilities by which the Business or the Purchased Assets is or may be legally bound immediately prior to the Effective Time and that is the subject of the payoff letters to be delivered pursuant to Section 3.2(j) and (iii) the calculation of the Purchase Price payable at the Closing in accordance with Section 2.5 as if such Estimated Working Capital was the actual amount of Closing Working Capital (the Base Purchase Price as so estimated, the “Estimated Purchase Price”). The Parties will cooperate in good faith to resolve any disputes with respect to Estimated Closing Statement, provided that, in the event the Parties do not resolve any such disputes prior to the Closing Date and without limiting Section 2.8, Seller’s calculation of the Estimated Purchase Price and the adjustments used in the calculation thereof, as set forth in the Estimated Closing Statement, shall be used for purposes of the Closing, including the payment of the Estimated Purchase Price at Closing. To the extent reasonably requested by Buyer, Seller shall promptly provide Buyer with reasonable access to such information of Seller, including the information used by Seller in calculating such amounts, as is reasonably necessary for Buyer to review such amounts.
2.7    Closing Date Payments. At the Closing, Buyer shall make the following payments:
(a)    to the lenders or other creditors of Seller, on Seller’s behalf, by wire transfer of immediately available funds to the bank accounts designated by such lenders or other creditors, the amounts set forth in the applicable payoff letters delivered pursuant to Section 3.2(j); and
(b)    to Seller, by wire transfer of immediately available funds to the bank account designated in writing by Seller, an amount equal to (i) the Estimated Purchase Price, minus (ii) any amounts paid pursuant to Section 2.7(a), plus or minus (iii) any other amounts to be paid at or prior to the Closing Date as contemplated by this Agreement.

2.8    Post-Closing Adjustment to Purchase Price.
(a)    Not more than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s calculation of the actual amount of the Closing Working Capital, calculated using the same accounting principles, methodologies, policies, and practices used in the example calculation of Net Working Capital as of the Effective Time set forth on Schedule 1A, and the Purchase Price in accordance with Section 2.5 resulting from such actual amount of Closing Working Capital. The Closing Statement shall become Final and Binding on the Final Resolution Date.
(b)    During the thirty (30) days after delivery of the Closing Statement, Buyer will provide Seller and their accountants reasonable access, during normal business hours and upon reasonable notice, (i) to review the financial books and records of Buyer to the extent related to the Closing Statement, including any of Buyer’s accountants’ work papers related to the calculation of amounts in the Closing Statement (subject to the execution of any access letters that such accountants may reasonably require in connection with the review of such work papers), and (ii) to the employees and other Representatives of Buyer who were responsible for the preparation of the Closing Statement to respond to questions relating to the preparation of the Closing Statement and the calculation of the items thereon, in each case solely to allow Seller to determine the accuracy of Buyer’s calculation of the items set forth on the Closing Statement. Any information shared with Seller or their accountants will be subject to Section 6.16, and Buyer shall not have any obligation to provide information or access to information, materials or Persons if doing so could reasonably be expected to result in the waiver of any attorney-client privilege or the disclosure of any Trade Secrets or violate any Law or the terms of any applicable Contract to which Buyer or any of its Affiliates is a party. If Seller disagrees with any of Buyer’s calculations set forth in the Closing Statement, Seller may, within thirty (30) days after delivery of the Closing Statement, deliver a written notice of Seller’s disagreement (a “Post-Closing Notice of Disagreement”) to Buyer disagreeing with such calculations. Such Post-Closing Notice of Disagreement shall specify those items or amounts with which Seller disagrees, together with a reasonably detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Seller’s calculation, based on such objections, of the Closing Working Capital and the Purchase Price resulting therefrom. To the extent not set forth in such Post-Closing Notice of Disagreement, Seller shall be deemed to have agreed with Buyer’s calculation of all items and amounts contained in the Closing Statement. If Buyer does not receive a Post-Closing Notice of Disagreement from Seller within such thirty (30) day period, then the amounts set forth in the Closing Statement shall become Final and Binding.
(c)    If a Post-Closing Notice of Disagreement is received by Buyer on or prior to the thirtieth (30th) day following Buyer’s delivery to Seller of the Closing Statement, then Buyer and Seller shall, during the thirty (30) days following Buyer’s receipt of such Post-Closing Notice of Disagreement, seek in good faith to resolve any differences that they may have with respect to the matters specified in such Post-Closing Notice of Disagreement; provided, however, that any discussions relating thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule(s), and evidence of such discussions shall not be admissible in any future Proceedings between Buyer and Seller. If Buyer and Seller are not able to resolve their differences during such thirty (30) day period, then at the end of such period, Buyer and Seller shall promptly mutually engage and submit for Final and Binding resolution any and all matters related to such Post-Closing Notice of Disagreement that remain in dispute to a mutually agreeable independent accounting firm of recognized national standing with expertise on the matters in dispute (the “Accounting Firm”). Each of Buyer and Seller shall make readily available to the Accounting Firm all relevant financial books and records, including any accountants’ work papers (subject to the execution of any access letters that such accountants may require in connection with the review of such work papers) relating to the Closing Statement or the Post-Closing Notice of Disagreement. Buyer and Seller shall enter into a customary engagement letter with the Accounting Firm, which engagement letter shall explicitly provide that, in resolving the amounts in dispute, the Accounting Firm shall (i) consider only those items or amounts disputed by Seller in the Post-Closing Notice of Disagreement that remain in dispute; (ii) not assign a value to any item or amount in dispute greater than the greatest value for such item or amount assigned by Seller, on the one hand, or Buyer, on the other hand, or less than the smallest value for such item or amount assigned by Seller, on the one hand, or Buyer, on the other hand; and (iii) not be bound by any arbitration rules or procedures in connection with the resolution of the dispute under this Section 2.8. The Accounting Firm’s determination will be based solely upon information presented by Buyer and Seller, and not on the basis of independent review. Buyer and Seller shall cause the Accounting Firm to deliver to Buyer and Seller as promptly as practicable (but in any event within thirty (30) days of its retention) a written report setting forth its determination of the amounts in dispute. Absent manifest error, in which case the dispute resolution provisions set forth in Section 13.3 shall apply, the written report prepared by the Accounting Firm shall be Final and Binding and judgment upon the determination set forth in such written report may be entered in any court of competent jurisdiction of the United States.
(d)    Buyer and Seller shall each be responsible for the fees and expenses of the Accounting Firm pro rata, as between Buyer, on the one hand, and Seller, on the other hand, in proportion to the relative difference between the positions taken by Buyer and Seller compared to the determination of the Accounting Firm. For example, if the total amount of items in dispute equals $1,000 and the Accounting Firm awards $600 in favor of Seller’s position, then Buyer and Seller would bear 60% and 40%, respectively, of the fees and expenses of the Accounting Firm’s review. All other fees and expenses incurred in connection with the dispute resolution process set forth in this Section 2.8, including fees and expenses of attorneys and accountants, shall be borne and paid by the Party incurring such expense.
(e)    If the Purchase Price as finally determined pursuant to this Section 2.8 is less than the Estimated Purchase Price (the absolute value of such difference, the “Closing Payment Shortfall Amount”), then within five (5) Business Days after the Final Resolution Date, Seller shall pay, or cause to be paid, to Buyer an amount equal to the Closing Payment Shortfall Amount by wire transfer of immediately available funds to an account designated in writing by Buyer.
(f)    If the Purchase Price as finally determined pursuant to this Section 2.8 is greater than the Estimated Purchase Price, then within five (5) Business Days after the Final Resolution Date, Buyer shall pay, or cause to be paid, to Seller an amount equal to the amount of such excess via wire transfer of immediately available funds to an account designated in writing by Seller.
(g)    If the Purchase Price as finally determined pursuant to this Section 2.8 is equal to the Estimated Purchase Price, there will be no adjustment to the Purchase Price pursuant to this Section 2.8.
(h)    Any payments made pursuant to this Section 2.8 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes unless otherwise required by Law.
2.9    Proration.
(a)    Seller and Buyer shall prorate the following: (i) any amounts as of the Effective Time that were paid by Seller prior to the Effective Time and that relate, in whole or in part, to periods ending after the Effective Time, (ii) any amounts as of the Effective Time that are to be paid by Buyer after the Effective Time and that relate, in whole or in part, to periods prior to the Effective Time and (iii) any amounts that will become due and payable after the Effective Time, in each case, with respect to (A) the Assumed Contracts, (B) all utilities servicing any of the Purchased Assets, including water, sewer, telecommunications, electricity and gas service and (C) Prepaid Expenses, in each case, to the extent not reflected in the Closing Working Capital or otherwise covered by Section 2.8 (the “Prorated Expenses”). Seller shall be liable for and shall make all applicable payments and filings in respect of all Prorated Expenses and other payment obligations with respect to all periods on or prior to the Closing (the “Pre-Closing Expenses”) and Buyer shall be liable for and shall make all applicable payments and filings in respect of all Prorated Expenses and other payment obligations with respect to all periods after the Closing (the “Post-Closing Expenses”). After the Closing, Buyer shall reimburse Seller for any Post-Closing Expenses paid by Seller and Seller shall reimburse Buyer for any Pre-Closing Expenses paid by Buyer. The prorations pursuant to this Section 2.9 may be calculated after the Closing Date, as each item to be prorated accrues or comes due, provided that, in any event, any such proration shall be calculated no less than thirty (30) days after the Party requesting proration of any item obtains the information required to calculate the proration of such item and the obligated Party shall reimburse the paying Party within five (5) days of determination of such calculation. Buyer and Seller shall cooperate and shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 2.9.
(b)    Notwithstanding anything herein to the contrary, and without duplication of any amounts included in the determination of Closing Working Capital, all Property Taxes, if any, related to the Purchased Assets shall be prorated by Buyer and Seller on the Closing Date as of the Effective Time. All such amounts to be prorated will be reflected on a Property Tax proration statement (the “Property Tax Statement”) to be agreed upon by the Parties prior to the Closing Date. If necessary for such proration, payments for Property Taxes shall initially be determined based on the previous year’s Property Taxes and shall later be adjusted to reflect the current year’s Property Taxes when the Property Tax bills are finally rendered. Seller shall be liable for (and shall reimburse Buyer to the extent that Buyer shall have paid) that portion of Property Taxes relating to, or arising in respect of, periods ending prior to the Effective Time, and Buyer shall be liable for (and shall reimburse Seller to the extent that Seller shall have paid) that portion of Property Taxes relating to, or arising in respect of, periods ending after the Effective Time, including, in each case, any adjustments made after the Closing Date to the amounts reflected on the Property Tax Statement for the actual amount of Property Taxes as finally determined for the applicable period (taking into account any related fees and costs incurred by Buyer in such determination). The Parties shall cooperate to avoid, to the extent legally possible, the payment of duplicate Property Taxes, and each Party shall furnish, at the request of any other Party, proof of payment of any Property Taxes or other documentation that is a prerequisite to avoid payment of a duplicate Property Tax.
2.10    Withholding Rights. Without limiting any other provision of this Agreement, Buyer shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement or any other Transaction Document such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of applicable Tax Law; provided, however, Buyer shall provide at least five Business Days’ written notice to Seller if Buyer intends to withhold any amounts under this Section 2.10 (except to the extent of any withholding in connection with a failure by Seller to deliver the IRS Form W-9 pursuant to Section 3.2(m) or any backup withholding) and the Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.
2.11    Remittances.
(a)    As of the Effective Time, Seller hereby (i) authorizes Buyer to open any and all mail addressed to Seller and delivered to the offices of the Business or otherwise to Buyer if received on or after the Effective Time, and (ii) appoints Buyer as its attorney in fact to endorse, cash and deposit any monies, checks or negotiable instruments received by Buyer after the Effective Time with respect to any Purchased Asset or any accounts receivable relating to services provided by Buyer after the Effective Time, as the case may be, made payable or endorsed to Seller or Seller’s order, for Buyer’s own account.
(b)    From and after the Effective Time, if Seller or any Seller Affiliate receives or collects any funds relating to any Purchased Asset, the Business or any accounts receivable relating to services or products provided by Buyer after the Effective Time, Seller shall, or shall cause the applicable Seller Affiliate to, remit such funds to Buyer within three (3) Business Days after receipt thereof. From and after the Effective Time, if Buyer or any of its Affiliates receives or collects any funds relating to any Excluded Asset, Buyer shall, or shall cause its Affiliate to, remit any such funds to Seller within three (3) Business Days after its receipt thereof.
2.12    Physical Inventory. The Inventory as of the Effective Time shall be measured and valued in accordance with the Inventory Methodology set forth in Exhibit A.
3.    CLOSING.
3.1    Closing. The consummation of the Contemplated Transactions (the “Closing”) shall take place electronically by the mutual exchange of documents via electronic mail in portable document format (.PDF) no later than three (3) Business Days after the last of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived in writing, or on such other date as the Parties may mutually designate in writing (the “Closing Date”). Unless otherwise agreed in writing by the Parties, the Closing shall be effective as of 12:00:01 a.m. Central Standard Time or Central Daylight Time (as in effect on the applicable day) on the Closing Date (the “Effective Time”).
3.2    Deliveries of Seller at the Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer or, as applicable, the Title Company, or shall cause the appropriate Person to deliver to Buyer or, as applicable, the Title Company, the following:
(a)    Recordable Tennessee Special Warranty Deeds in form reasonably acceptable to Buyer and the Title Company, duly executed by Seller (the “SWDs”), conveying to Buyer fee simple title to the Owned Real Property, free and clear of all Encumbrances other than the Permitted Encumbrances, and, if requested by Buyer in writing at least five (5) Business Days prior to the Closing Date, recordable Tennessee Quitclaim Deeds in form reasonably acceptable to Buyer and the Title Company, duly executed by Seller (collectively with the SWDs, the “Deeds”), quitclaiming to Buyer all of Seller’s right, title, and interest in and to, at Buyer’s option, either or both the legal description from the Commitments or Buyer’s ALTA/NSPS land title surveys;
(b)    A customary bill of sale, in form and substance reasonably satisfactory to the Parties (the “Bill of Sale”), duly executed by Seller, conveying to Buyer good and marketable title to the Personal Property;

(c)    A customary assignment and assumption agreement, in form and substance reasonably satisfactory to the Parties (the “Assignment and Assumption Agreement”), duly executed by Seller, effecting the assignment to and assumption by Buyer of the Assumed Contracts, the Assumed Liabilities and any Purchased Assets not conveyed by any other Transaction Document;
(d)    A transition services agreement, in a form to be mutually agreed upon by the Parties (the “Transition Services Agreement”), duly executed by Green Plains Inc.;
(e)    Copies of resolutions duly adopted by the board of directors or board of managers, as applicable, of Seller authorizing and approving Seller’s performance of the Contemplated Transactions and the execution and delivery of this Agreement and the other Transaction Documents, certified as true and in full force and effect as of the Closing Date, by the appropriate officers of Seller;
(f)    A certificate, dated as of the Closing Date, of Seller certifying that the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 have been satisfied;
(g)    Certificates of incumbency for the respective officers of Seller executing this Agreement and the other Transaction Documents dated as of the Closing Date;
(h)    A certificate of existence of Seller from the State of Tennessee, dated within ten (10) days prior to the Closing;
(i)    A non-foreign affidavit of Seller (or, if Seller is treated as a disregarded entity for federal Tax purposes, by its applicable owner), dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code and reasonably satisfactory to Buyer, stating that Seller (or owner, if applicable) is not a “foreign person” as defined in Section 1445 of the Code;
(j)    All instruments and documents reasonably necessary to release any and all Encumbrances, other than Permitted Encumbrances, on the Business or the Purchased Assets, including (i) appropriate UCC financing statement amendments or termination statements, and (ii) payoff letters or other documents, notices or instruments as Buyer may reasonably deem necessary to evidence the satisfaction and termination of all Indebtedness or other Liabilities by which the Business or the Purchased Assets are or may be bound or affected and a release of all Encumbrances (other than Permitted Encumbrances) on the Business or the Purchased Assets;
(k)    Assignments and applications for transfer of title to the motor vehicles used in the Business, if applicable;
(l)    Any and all other certificates, documents, and instruments required to be delivered by Seller pursuant to and in accordance with Article 8;
(m)    An IRS Form W-9 certificate from Seller (or, if Seller is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal income tax purposes, the Person that is treated as Seller’s regarded tax owner for such purposes);
(n)    The Owner’s Affidavit (as defined in Section 6.7(a)); and
(o)    Such other agreements, instruments and documents as Buyer reasonably deems necessary to effect the Contemplated Transactions, including consents to assignment, evidence,

reasonably satisfactory to Buyer, of the termination of any existing management agreement, and estoppel certificates from such parties as Buyer may reasonably require.
3.3    Deliveries of Buyer at the Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:
(a)    Evidence of the wire transfers provided for in Section 2.7;
(b)    The Bill of Sale, duly executed by Buyer;
(c)    The Assignment and Assumption Agreement, duly executed by Buyer;
(d)    The Transition Services Agreement, duly executed by Buyer (or an Affiliate of Buyer);
(e)    Copies of resolutions duly adopted by the board of directors or board of managers, as applicable, of Buyer, authorizing and approving Buyer’s performance of the Contemplated Transactions and the execution and delivery of this Agreement and the other Transaction Documents, certified as true and in full force and effect as of the Closing Date by an appropriate officer of Buyer;
(f)    A certificate, dated, as of the Closing Date, of Buyer certifying that the conditions set forth in Section 9.1 and Section 9.2 have been satisfied;
(g)    Certificates of incumbency for the respective officers of Buyer executing this Agreement and any other Transaction Document dated as of the Closing Date; and
(h)    A certificate of good standing or a full force and effect certificate of Buyer from the State of South Dakota, dated within ten (10) days prior to the Closing.
3.4    Additional Acts. From time to time after the Effective Time, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments and documents, and shall take such further actions, as may be reasonably necessary or appropriate, to assure fully to Buyer, its Affiliates and their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges relating to the Purchased Assets and the Business intended to be conveyed to Buyer under this Agreement and the other Transaction Documents and to assure fully to Seller and any Seller Affiliate and their respective successors and permitted assigns, the assumption of the Assumed Liabilities intended to be assumed by Buyer under this Agreement and the other Transaction Documents, and to otherwise make effective the Contemplated Transactions. Seller also shall furnish Buyer with such information and documents in Seller’s possession or under Seller’s control, or which Seller can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Purchased Assets. If Buyer or Seller shall, following the Closing, discover that Seller has in its possession any asset or right that constitutes a Purchased Asset that was not conveyed to Buyer at the Closing in accordance with this Agreement, then Seller shall promptly deliver, or cause to be delivered, such asset or right to Buyer for no additional consideration. If Buyer or Seller shall, following the Closing, discover that Buyer has in its possession any asset or right that constitutes an Excluded Asset that should not have been conveyed to Buyer at the Closing in accordance with this Agreement, then Buyer shall promptly deliver, or cause to be delivered, such asset or right to Seller for no additional consideration.

4.    REPRESENTATIONS AND WARRANTIES OF SELLER.
Seller hereby represents and warrants to Buyer that the statements contained in this Article 4 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (except in the case of representations and warranties that are made as of a specified date, in which case such representations and warranties will be true and correct as of such specified date).
4.1    Organization; Capacity. Seller is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Tennessee. Seller is duly authorized, qualified to do business and in good standing under all applicable Law of any jurisdictions (domestic and foreign) in which the character or the location of the assets owned or leased by it or the nature of the business conducted by it requires such authorization or qualification.
4.2    Authority; Non-contravention; Binding Agreement. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party or will become a party, and the consummation by Seller of the Contemplated Transactions and its obligations under the Transaction Documents, as applicable, (a) have been, or will be, duly and validly authorized and approved by all necessary limited liability company actions, as applicable, on the part of Seller, none of which actions have been modified or rescinded and all of which actions remain in full force and effect, (b) are within Seller’s corporate or limited liability company powers, as applicable, and are not and will not be in contravention or violation of the terms of the organizational or governing documents of Seller; (c) except as set forth on Schedule 4.2(c), do not and will not require any Approval of, filing or registration with, the issuance of any Permit by, or any other action to be taken by, any Governmental Authority; (d) except as set forth on Schedule 4.2(d), do not and will not require any Approval for the assignment of the Assumed Contracts and Assumed Leases to Buyer, and (e) assuming the Approvals and Permits set forth on Schedule 4.2(c) and Schedule 4.2(d) are obtained, do not and will not require any Approval or other action under, conflict with, or result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation, acceleration or augmentation of any obligation, or loss of a material benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon, any of the Purchased Assets under (i) any Contract or Permit applicable to any of the Purchased Assets or (ii) any Order or Law applicable to any of the Purchased Assets or to which Seller may be subject. This Agreement and the other Transaction Documents to which Seller or any Seller Affiliate is or will become a party are and will constitute the valid and legally binding obligations of such Person and are and will be enforceable against them in accordance with the respective terms hereof and thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.
4.3    Subsidiaries; Minority Interests. Except as set forth on Schedule 4.3, Seller does not directly or indirectly own any equity, membership, ownership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, ownership, partnership or similar interest in, any nonprofit corporation, corporation, partnership, limited partnership, limited liability company, joint venture, trust, or other business association entity or other Person.
4.4    Title to Assets; Sufficiency and Condition of Assets.
(a)    Seller owns and holds good and marketable title to, or has valid and subsisting leasehold interests in, all assets, real, personal or mixed, whether tangible or intangible, used or held for use in, or otherwise exclusively relating to, the Business or located at the Facility, free and clear of all

Encumbrances other than as set forth on Schedule 4.4(a) and the Permitted Encumbrances, all of which shall be a part of the Purchased Assets, except for the Excluded Assets. No Person other than Seller owns or holds in its name any assets, real, personal or mixed, whether tangible or intangible, used or held for use in, or otherwise exclusively relating to, the Business or located at the Facility, except for items leased by Seller or improvements to items leased by Seller pursuant to a lease agreement identified on Schedule 4.9(a). At the Closing, Seller will convey to Buyer, and Buyer will acquire, good and marketable title to, or valid and subsisting leasehold interests in, the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. There are no outstanding rights (including any right of first refusal or right of first offer), options, or Contracts giving any Person any current or future right to require Seller to sell or transfer or grant to such Person or to any third party any interest in or right of possession in any of the Purchased Assets.
(b)    The Purchased Assets (together with the Excluded Assets) constitute all the assets, real, personal or mixed, whether tangible or intangible, used in or necessary to operate, and are adequate for the purposes of operating, in all material respects, the Business and the Facility in the manner in which each has been operated prior to the Effective Time. There are no facts or conditions affecting the Purchased Assets that could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation of the Purchased Assets as currently used, occupied or operated, or their adequacy for such use. Following the consummation of the Contemplated Transactions, no Seller or Seller Affiliate will retain any asset necessary to operate the Business or the Facility in all material respects in the manner in which it has been operated prior to the Effective Time, other than Permits that are non-transferrable. The Purchased Assets will enable Buyer to operate the Business and the Facility after the Effective Time in substantially the same manner as operated by Seller prior to the Effective Time.
(c)    The tangible assets included in the Purchased Assets (other than those described in Section 4.12(l)) are, when taken as a whole, in good operating condition and good repair (ordinary wear and tear excepted) and free of material patent and material latent defects.
4.5    Financial Information.
(a)    Schedule 4.5(a) contains the following financial statements and financial information of the Business (collectively, the “Historical Financial Information”):
(i)    unaudited consolidated balance sheets, income statements, statements of cash flows and member’s equity of the Business (including the accompanying consolidating schedules of balance sheet information and income statement information) as of, and for the twelve (12) month periods ended December 31, 2023, and December 31, 2024;
(ii)    an unaudited consolidated balance sheet of the Business (including the accompanying consolidating schedules of balance sheet information) as of June 30, 2025 (the “Reference Balance Sheet”); and
(iii)    an unaudited consolidated income statement of the Business and an unaudited statement of member’s equity (including the accompanying consolidating schedules of income statement information and member’s equity) for the six-month period ended on the Balance Sheet Date.
(b)    The Historical Financial Information is true, correct and complete in all material respects and fairly presents the consolidated financial position of the Business as of the respective dates thereof and the consolidated results of the operations of the Business and changes in financial position and member’s equity for the respective periods covered thereby. The consolidated financial statements included in the Historical Financial Information have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (subject, in the case of the unaudited Historical Financial Information, to the absence of notes and normal year-end audit adjustments, the effect of which is not and would not reasonably be expected to be material, individually or in the aggregate), and are based on the information contained in the Records of Seller. Seller has not changed any accounting policy or methodology during the periods presented in the Historical Financial Information (including the accounting policies and methodologies for determining the obsolescence of Inventory or in calculating reserves, including reserves for uncollected Accounts Receivable).
(c)    Schedule 4.5(c) sets forth all Indebtedness of Seller or any Seller Affiliate related to the Business or the Purchased Assets. For each such item of Indebtedness, Schedule 4.5(c) correctly sets forth, as of the date hereof, the debtor or borrower, creditor or lender, outstanding principal amount and accrued but unpaid interest and maturity date thereof.
(d)    Except for (i) Liabilities reflected or reserved against on the Reference Balance Sheet, and (ii) Liabilities that were incurred after the Balance Sheet Date in the ordinary course of business, none of which exceeds $500,000, Seller has no Liabilities of any nature, and there is no basis for any Proceeding with respect to any Liability exclusively relating to the Business, the Purchased Assets, or the Assumed Liabilities.
(e)    Since December 31, 2024, Seller has not, and to the Knowledge of Seller, no director, manager, officer, employee, auditor, accountant or Representative of Seller has, received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or its internal accounting controls, including any complaint, allegation, assertion or claim that Seller has engaged in questionable accounting or auditing practices.
4.6    Permits and Approvals. Schedule 4.6 sets forth an accurate and complete list of all material Permits and Approvals owned or held by Seller with respect to the Facility, the Purchased Assets and the Business, including the dates of issuance and expiration dates for each such material Permit or Approval, and such Permits and Approvals constitute all Permits and Approvals necessary for Seller to own and operate the Facility and the Purchased Assets and to carry on the Business as currently conducted or proposed to be conducted, except as would not be expected, individually or in the aggregate, to have a Material Adverse Effect on the Facility or the Business. Seller has provided accurate and complete copies to Buyer of each Permit and Approval set forth on Schedule 4.6. Seller and the Facility, as applicable, are, and at all times in the last three (3) years have been, in compliance with the terms of such Permits and Approvals, and there are no provisions in, or agreements relating to, any Permits or Approvals that preclude or limit Seller from operating the Facility and the Purchased Assets and carrying on the Business as currently conducted. No Permits or Approvals exclusively relating to the Business will expire, terminate or otherwise become invalid as a result of the Contemplated Transactions, other than Permits that are non-transferrable or that are Excluded Assets. There is no pending or, to the Knowledge of Seller, threatened, Proceeding by or before any Governmental Authority to revoke, cancel, rescind, suspend, restrict, modify, or refuse to renew any Permit or Approval that is owned or held by Seller or the Facility or that relates to any Purchased Asset, and all such Permits and Approvals are in good standing and in full force and effect. Neither Seller nor the Facility has received any notice or communication from any Governmental Authority regarding any violation of any such Permit or Approval. Seller has delivered to Buyer accurate and complete copies of all survey reports, deficiency notices, plans of correction and related correspondence received by Seller or the Facility since January 1, 2019, in connection with the

Permits and Approvals exclusively relating to the Business. No representations or warranties in this Section 4.6 shall apply to Environmental Permits, which are exclusively addressed in Section 4.18.
4.7    Compliance with Laws. Except with respect to Environmental Laws, which are exclusively addressed in Section 4.18:
(a)    At all times in the past three (3) years, (i) Seller has conducted, and is conducting, the Business, operating the Facility and using the Purchased Assets in compliance in all material respects with all Laws, and (ii) neither Seller nor the Facility has received notice, correspondence or other written or oral communication of (A) any violation, alleged violation or potential violation of, or Liability under, any such Laws, or to the effect that Seller or any Affiliate, the Facility or the Purchased Assets are or could potentially be under investigation or inquiry with respect to any violation or alleged violation of any Law applicable to Seller, the Facility or the Purchased Assets, (B) any actual, alleged, or, to the Knowledge of Seller, potential obligation to undertake, or to bear all or any portion of the cost of, any remedial action, or (C) any pending or, to the Knowledge of Seller, threatened Proceeding or other action from any Governmental Authority, of any non-compliance by, or Liability under, Seller or any Affiliate, the Business, the Facility or the Purchased Assets under any Law. Seller has timely filed all material reports, data, and other information required to be filed with such Governmental Authorities regarding the Business, the Facility and the Purchased Assets.
(b)    None of Seller, the Facility, any Seller Employee or any other officer, director, employee or independent contractor of Seller or the Facility has been convicted of, charged with or, to the Knowledge of Seller, investigated for, or has engaged in conduct that would constitute a violation of any Law related to fraud, theft, embezzlement, breach of fiduciary duty, kickbacks, bribes, other financial misconduct or obstruction of an investigation.
(c)    Seller, each Seller Affiliate and Seller’s and Seller Affiliates’ respective Representatives have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act, the OECD Anti-Bribery Convention and other applicable Law regarding the use of funds for political activity or commercial bribery. No Seller, Seller Affiliate, nor any of their respective Representatives has, directly or indirectly, taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable U.S. or foreign Laws. No Seller, Seller Affiliate, nor any of their respective Representatives is a “specially designated national” or blocked Person under U.S. sanctions administered by OFAC. Seller has not engaged in violation of U.S. sanctions administered by U.S. Department of the Treasury. No Seller or Seller Affiliate is, nor will Seller or any Seller Affiliate become, a Person with whom U.S. Persons are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive Order (including Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001), or the United and Strengthening America by Providing Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56, or any other action by a Governmental Authority.
4.8    Intellectual Property.
(a)    Except as set forth on Schedule 4.8(a), Seller does not own any of the following as of the date of this Agreement that pertains exclusively to the Business or the Facility: (i) Patents; (ii) registered Trademarks and applications therefor, and unregistered Trademarks that are material to the operation of the Business; (iii) registered Copyrights and applications therefor; (iv) Domain Names (including social media accounts used or held for use in or ancillary to the Business or the Purchased

Assets); (v) all names that are used or held for use in, or otherwise exclusively relating to, the Business and any derivatives or variations thereof, and (vi) Software (excluding licenses for commercially available, “off-the-shelf” Software with annual fees of less than $75,000). To the Knowledge of Seller, in connection with its use, ownership and operation of the Purchased Assets or operation of the Business, none of Seller, its Affiliates or the Business has infringed upon, misappropriated, or violated any Intellectual Property of a third party. There are no Proceedings pending, or, to the Knowledge of Seller, threatened, against Seller or any of its Affiliates alleging that the use, ownership or operation of the Purchased Assets or the operation of the Business infringes, misappropriates or violates any Intellectual Property right of any Third Parties. Seller and its Affiliates have not received any written complaint, claim, demand, or notice alleging any such infringement, misappropriation or violation in connection with the use, ownership and operation of the Purchased Assets or the operation of the Business (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party).
4.9    Contracts.
(a)    Schedule 4.9(a) sets forth an accurate and complete list of each Contract (including a description of any oral Contract) that is described in any of the following subsections and either binds or affects any of the Purchased Assets or that Seller is a party to or is bound in connection with the Business or the Purchased Assets (collectively, the “Material Contracts”):
(i)    all Contracts involving aggregate consideration in excess of $500,000 or requiring performance by any party more than one year from the date hereof;
(ii)    all Commodity Contracts;
(iii)    all Contracts that (i) cannot be cancelled without penalty or without more than sixty (60) days’ notice and (ii) involve aggregate consideration in excess of $250,000;
(iv)    all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(v)    all Contracts that contain non-competition or non-solicitation provisions restricting the conduct of the Business, or restricting the conduct of any Person potentially competing with the Business, in any geographic area or during any period of time;
(vi)    all Contracts granting any exclusive rights, rights of first refusal, rights of first negotiation, options or similar rights to any Person;
(vii)    except for agreements relating to trade receivables and any agreement relating to Liabilities for borrowed money or in respect of loans or advances or Liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities, all Contracts relating to Indebtedness (including guarantees) of the Seller or exclusively related to the Business, the Facility or the Purchased Assets, or imposing an Encumbrance on any Purchased Asset, other than Permitted Encumbrances;
(viii)    all Contracts between or among Seller, on the one hand, and any Seller Affiliate, on the other hand, in each case that will not be terminated at or prior to Closing;

(ix)    all collective bargaining agreements or Contracts with any labor organization, union or association;
(x)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements);
(xi)    all Contracts pursuant to which material payments are required upon a sale of substantially all the assets that constitute the Business;
(xii)    all Contracts that provide for severance pay or any other material post-employment payment by, or financial obligation of, Seller;
(xiii)    all joint venture, partnership or similar Contracts that provide for the sharing of profits relating to the Business (excluding the organizational documents of Seller);
(xiv)    all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(xv)    all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(xvi)    all Third Party Leases and Tenant Leases;
(xvii)    all Assumed Leases described on Schedule 2.1(b);
(xviii)    all Easements described on Schedule 2.1(c);
(xix)    all Intellectual Property Contracts of Seller; and
(xx)    all other Contracts material to the Purchased Assets or the operation of the Business and not previously listed in a category set forth in Sections 4.9(a)(i)-(xvi) above.
(b)    Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect and enforceable in accordance with its terms against Seller and, to the Knowledge of Seller as of the date of this Agreement, the other parties thereto, except (i) as set forth on Schedule 4.9(b) or (ii) as may be limited by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity. Seller has properly conducted and paid all amounts owed by Seller, as applicable, and otherwise performed all material obligations required to be performed by Seller, under each Material Contract and Seller has not received any notice of termination, cancellation, breach or default under any Material Contract in any material respect. No event has occurred that, with the passage of time or the giving of notice or both, would result in a default, breach or event of noncompliance by Seller under any Material Contract, or result in the termination thereof, or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, except as set forth on Schedule 4.9(b) and except for defaults, breaches or events of noncompliance that have not been and would not reasonably be expected to be material to the Facility or the Purchased Assets. To the Knowledge of Seller, no other party to any Material Contract is in breach thereof or default thereunder in any material respect or has acted in any manner that could result in the termination of such Material Contract or that could cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, except as set forth on Schedule 4.9(b) and except for defaults or breaches that have not been, and would not reasonably be expected to be, material to the Facility or the Purchased Assets. A true, correct and complete copy of each written Material Contract and an accurate written description setting forth the terms and conditions of each oral Material Contract has been delivered to Buyer.
4.10    Personal Property. Except as disclosed on Schedule 4.10, since the Balance Sheet Date, Seller has not sold or otherwise disposed of any item or items of Personal Property having an aggregate value in excess of $250,000 (other than Inventory items sold, used or disposed of in the ordinary course of business).
4.11    Inventory. All of the Inventory existing on the date hereof will exist on the Closing Date, except for Inventory exhausted or added in the ordinary course of business between the date hereof and the Closing Date. Inventory is carried at the lower of cost or net realizable value and is properly stated in the Historical Financial Information. Except to the extent of reserves reflected in the Reference Balance Sheet, all of the Inventory on hand on the date of this Agreement and to be on hand on the Closing Date, consists and will consist of items of a quality usable or saleable in the ordinary course of business. The quantities of all Inventory are reasonable and justified under the normal operations of the Facility and do not exceed levels that Seller reasonably believe will be fully utilized within the twelve (12) month period after the date of recordation on the Records. No Inventory is held on a consignment basis.
4.12    Real Property.
(a)    Schedule 4.12(a) sets forth the name, physical address and brief description of the Facility, whether the Real Property comprising the Facility is Owned Real Property or Leased Real Property, and the correct legal name of the owner of the Facility.
(b)    Schedule 4.12(b) sets forth the physical address and legal description of each parcel of Owned Real Property. Seller owns, and (in the case of the Owned Real Property) at the Closing, Seller will convey to Buyer in the SWDs, good, marketable and insurable fee simple title to the Owned Real Property free and clear of all Encumbrances, other than Permitted Encumbrances. Seller agrees that title to the Owned Real Property shall not be altered or encumbered between the date of this Agreement and the Closing Date without, in each instance, Buyer’s prior written approval. Except as set forth on Schedule 4.12(b), other than the right of Buyer pursuant to this Agreement, there are no outstanding agreements, options, rights of first offer or rights of first refusal to sell such Owned Real Property or any portion thereof or interest therein. No Seller Affiliate or any other Person has any ownership or leasehold interest in any of the Owned Real Property or the Facility (except for tenants under the Third Party Leases).
(c)    Schedule 4.12(c) sets forth an accurate and complete list of the physical addresses of all of the Leased Real Property and identifies each Tenant Lease under which such Leased Real Property is occupied or used by Seller, including the date of and legal name of each of the parties to such Tenant Lease and any security deposit of Seller held under such Tenant Lease. Except as set forth on Schedule 4.12(c), with respect to such Leased Real Property: (i) the applicable Tenant Lease is legal, valid, binding and in full force and effect; (ii) the assignment of such Tenant Lease will not require the consent of any party to such Tenant Lease, will not result in a breach of or default under such Tenant Lease, and will not otherwise cause such Tenant Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Effective Time; (iii) there are no ongoing material disputes with respect to such Tenant Lease; (iv) no Seller, Seller Affiliate, nor, to the Knowledge of Seller, any other party to such Tenant Lease is in material breach or material default under such Tenant

Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, material modification or acceleration of rent under such Tenant Lease; (v) no security deposit or portion thereof deposited with respect to such Tenant Lease has been applied in respect of a breach or default under such Tenant Lease that has not been re-deposited in full; (vi) there are no Encumbrances on the estate or interest created by such Tenant Lease other than Permitted Encumbrances; (vii) there are no outstanding agreements, options, rights of first offer or rights of first refusal with respect to Tenant Leases; (viii) Seller has not assigned, subleased, transferred, conveyed, mortgaged, deeded in trust, imposed an Encumbrance upon, or encumbered any interest in the estate or interest created by each Tenant Lease; and (ix) all rents and other sums due under the Tenant Leases have been paid. Seller holds, and at the Closing, Seller will assign to Buyer in the Assignment and Assumption Agreement, good, marketable and insurable leasehold title to all of the Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.
(d)    Schedule 4.12(d) sets forth an accurate and complete list and rent roll of all existing Third Party Leases.
(e)    Except as set forth on Schedule 4.12(e), with respect to each Third Party Lease: (i) the Third Party Lease is legal, valid, binding and in full force and effect; (ii) the execution, delivery and performance by Seller of this Agreement, and the consummation of the Contemplated Transactions, do not or shall not (as the case may be) require the consent of any party to such Third Party Lease, will not result in a breach of or default under such Third Party Lease, and will not otherwise cause such Third Party Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Effective Time; (iii) there are no ongoing material disputes with respect to such Third Party Lease; (iv) Seller has not received any written notice of a termination of any Third Party Lease, (v) no Seller nor, to the Knowledge of Seller, any other party to such Third Party Lease is in material breach or material default under such Third Party Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, material modification or acceleration of rent under such Third Party Lease; (vi) no security deposit or portion thereof deposited with respect to such Third Party Lease has been applied in respect of a breach or default under such Third Party Lease that has not been re-deposited in full; (vii) there are no Encumbrances on the estate or interest created by such Third Party Lease other than Permitted Encumbrances; (viii) there are no outstanding agreements, options, rights of first offer or rights of first refusal with respect to Third Party Leases; (ix) Seller has not assigned, subleased, transferred, conveyed, mortgaged, deeded in trust, imposed an Encumbrance upon, or encumbered any interest in the estate or interest created by each Third Party Lease; and (x) all rents and other sums due under the Third Party Leases have been paid.
(f)    Seller has made available to Buyer accurate and complete copies of the Tenant Leases and the Third Party Leases, in each case as amended or otherwise modified and in effect, together with all extension notices related thereto.
(g)    Seller has not received written notice from any Governmental Authority of, and there is not: (i) any pending or, to the Knowledge of Seller, threatened, condemnation Proceedings affecting the Real Property or any part thereof; (ii) any material violation of any Laws (including zoning and land use ordinances, building codes and similar requirements) with respect to the Real Property or any part thereof, which have not heretofore been cured; or (iii) any pending or, to the Knowledge of Seller, threatened, injunction, decree, Order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar Proceedings against Seller, any Seller Affiliate, or any Real Property relating to the ownership, lease, use or occupancy of such Real Property or any portion thereof which is reasonably likely to result in a material change in the condition of any Real Property or any part thereof or in any material respect prevent or limit the present operation of the improvements on the Real Property or any part thereof in any material respect.
(h)    As of the Closing Date, there will be no incomplete construction projects affecting the Real Property and all completed construction projects will be fully paid for and all applicable lien releases obtained.
(i)    No brokerage or leasing commissions or other compensation are due or payable by Seller or any Seller Affiliate to any Person, firm, corporation or other entity with respect to, or on account of, any Tenant Lease, any Third Party Lease or any extensions or renewals thereof.
(j)    The existing water, sewer, gas and electricity lines, storm sewer and other utility systems on the Real Property are adequate to serve the utility needs of the Real Property and the Business as it is operated as of the date of this Agreement, except in each case that would not reasonably be expected to be material to the Facility. All material Approvals and Permits required for said utilities have been obtained and are in full force and effect. All of said utilities are installed and operating, and all installation and connection charges have been paid in full.
(k)    The Real Property comprises all of the real property owned or leased by Seller or any Seller Affiliate that is used in the operation of the Facility and the Business.
(l)    All buildings, structures, fixtures, and improvements at the Real Property are structurally sound, and, when taken as a whole, are in good operating condition and good repair (ordinary wear and tear excepted). To the Knowledge of Seller: (i) all buildings, structures, fixtures, and improvements at the Real Property are free of material patent and material latent defects; and (ii) no material part of any building or structure encroaches on any real property not included in the Facility, and there are no buildings, structures, or fixtures primarily situated on adjoining property which materially encroach on any part of the Facility. During the past three (3) years, there has been no material destruction, damage or casualty with respect to any Owned Real Property.
4.13    Insurance. Schedule 4.13 sets forth an accurate and complete list of all insurance policies or self-insurance funds maintained by Seller as of the date of this Agreement covering the Business or the Purchased Assets (collectively, the “Insurance Policies”), indicating with respect to each such policy or fund, the type of insurance, policy number, annual premium, remaining term, identity of the insurer and whether such policies are on an occurrence or claims made basis. Seller has made available to Buyer accurate and complete copies of all of such Insurance Policies. All of the Insurance Policies are now and will be until the Effective Time in full force and effect with no premium arrearages. All premiums due on the Insurance Policies have either been paid or, if due and payable on or prior to the Closing Date, will be paid prior to the Closing Date in accordance with the payment terms of each Insurance Policy. All Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. To the Knowledge of Seller, there are no material sublimits or gaps in coverage under the Insurance Policies that would adversely affect the Business or the Purchased Assets. There are no claims pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. During the three-year period immediately preceding the Closing Date, there have not been any actions (other than health insurance claims and workers’ compensation claims in the nature and quantity, and for amounts, historically experienced in connection with the operation of the Facility) under any of such policies relating to the operation of the Purchased Assets or the Business as to which any insurance carrier is denying liability or defending, questioning or disputing under a reservation of rights.
4.14    Employee Benefit Plans.
(a)    Schedule 4.14(a) contains a true and complete list of all of the following agreements, plans or other Contracts covering any Seller Employee (or any spouse or dependent of such individual), any current or former employee or director (or any spouse or dependent of such individual) of Seller or any ERISA Affiliate, any current or former consultant or contractor (or any spouse or dependent of such individual) of Seller or any ERISA Affiliate: (i) employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and (ii) any employment, severance, termination or similar Contract and any other employee benefit plan, program, policy, or arrangement providing for compensation, bonuses, commission, profit-sharing, stock option or other stock- or equity-linked benefits or rights, incentive, deferred compensation, vacation or paid-time-off benefits, insurance (including any self-insured arrangements), death, life, dental, vision, health or medical benefits, employee assistance, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, retention, transaction, change of control payments, savings, pension, retirement, post-employment or retirement benefits or other employee compensation plan, program, policy, agreement, program, arrangement or commitment, in each case, whether written or unwritten, formal or informal, which Seller or any ERISA Affiliate currently sponsors, maintains, or contributes to, or within the past six (6) years has sponsored, maintained, or contributed to, or to which Seller or any ERISA Affiliate has any outstanding present or future obligations to contribute or other Liability, whether voluntary, contingent or otherwise (collectively, the “Plans”).
(b)    Seller has provided an accurate and complete copy of the following documents to Buyer: (i) each Plan (including all plan documents and amendments thereto, summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks and any other summary of the material terms of any Plan that is not in writing); (ii) the most recent Form 5500 annual report with accompanying schedules and attachments filed with the IRS, (iii) the three (3) most recent Forms 1094 and Forms 1095 filed with the IRS, (iv) the most recent summary plan description for each Plan (as well as any summary of material modifications thereto), (v) the current employee handbook or similar document of the Facility and (vi) the most recently received determination or opinion letter, if any, issued by the IRS and each currently pending application to the IRS for a determination letter with respect to any Plan that is intended to qualify under Section 401(a) of the Code.
(c)    All contributions (including all employer contributions and Seller Employee salary reduction contributions), premiums and expenses to or in respect of the Plans have been timely paid in full or, to the extent not yet due, have been adequately accrued for in accordance with GAAP.
(d)    With respect to Seller and any ERISA Affiliate, (i) there is no “multiemployer plan” (as defined in Sections 4001(a)(3) or 3(37)(A) of ERISA) under which Seller or an ERISA Affiliate have any present or future obligations, whether contingent or otherwise, or under which a Seller Employee or any other employee of Seller or an ERISA Affiliate has any present or future right to receive benefits; (ii) none of the Plans and no plan that is or has been maintained or contributed to by Seller or any ERISA Affiliate is a pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; and (iii) none of the Plans is a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiple employer welfare plan” (as defined in Section 3(40) of ERISA). Neither Seller nor any ERISA Affiliate has withdrawn from any pension plan under circumstances resulting (or expected to result) in Liability. No Plan provides for post-employment health benefits to any Seller Employee or former employee of Seller or any ERISA Affiliate, except as required by COBRA.
(e)    Except as set forth on Schedule 4.14(e), there are no Proceedings pending or, to the Knowledge of Seller, threatened, against any Seller with respect to any Plans, other than routine claims for benefits in the ordinary course of business.
(f)    Each Plan has been operated and administered in material compliance with its terms and all applicable Law, including ERISA and the Code. Seller and each ERISA Affiliate has complied with all of the continuation coverage requirements of COBRA and the requirements of Section 5000 of the Code. Each Plan that is intended to be Tax-qualified under Section 401(a) of the Code (“Retirement Plans”) from which assets may be transferred or involved in a “direct rollover” (as defined in Section 401(a)(31) of the Code) to a Retirement Plan of Buyer or its Affiliate has received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS concerning the Tax-qualification of such Plan and no event or circumstance exists that would be reasonably expected to adversely affect such qualification.
(g)    Except as set forth on Schedule 4.14(g), neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any Seller Employee, any current or former employee or director of Seller or any Seller Affiliate, or any current or former consultant or contractor of Seller or any Seller Affiliate to any payment or benefit; (ii) increase the amount or value of any payment, compensation or benefits due to any Seller Employee, any current or former employee or director of Seller or any Seller Affiliate, or any current or former consultant or contractor of Seller or any Seller Affiliate; or (iii) accelerate the vesting, funding or time of payment or delivery of any compensation, equity award or other payment or benefit; (iv) result in any Liability or commitment by Buyer or any of its Affiliates under, or with respect to, any Plan to any Seller Employee, any current or former employee or director of Seller or any Seller Affiliate, or any current or former consultant or contractor of Seller or any Seller Affiliate; (v) result in any “excess parachute payment” within the meaning of Section 280G of the Code or any similar foreign, state or local Laws; or (vi) entitle any Seller Employee, any current or former employee or director of Seller or any Seller Affiliate to an indemnity or “gross up” payment (whether oral or written) for any Taxes imposed under Sections 280G or 4999 of the Code.
(h)    Each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in documentary and operational compliance in all material respects with Section 409A of the Code. Neither Seller nor any Seller Affiliate has any indemnity or “gross up” obligation (whether oral or written) for any Taxes imposed under Section 409A of the Code.
4.15    Employee Matters.
(a)    Schedule 4.15(a) sets forth an accurate and complete list of all Seller Employees, their current salary or wage rates, bonus and other compensation, Paid Time Off, recognized date of hire, department, job title, scheduled hours per week, status as part-time, full-time, PRN or temporary, status as exempt or non-exempt for overtime purposes under the Fair Labor Standards Act and any applicable state or local Laws, name of employer, work location (city and state), and whether such Seller Employees are active or on a leave of absence (and, if so, the type and duration of leave). Each of Seller, the Seller Affiliates and the Plans has properly classified individuals providing services to Seller as independent contractors or employees and as exempt or non-exempt from the application of state and federal wage and hour Laws for all purposes, as the case may be, and has properly reported all compensation paid to such service providers for all purposes, and no Proceeding has been initiated or threatened against Seller or any Seller Affiliate with respect to any of the foregoing. All Seller Employees are employees “at-will,” meaning that employment may be terminated at any time, for any lawful reason, without advance notice or severance payment required, unless otherwise set forth on Schedule 4.15(a). Except as set forth on Schedule 4.9(a), each of Seller and the Seller Affiliates is not a party to any oral or written (i) employment agreement (including severance or change of control agreements), (ii) consulting agreement, or (iii) independent contractor agreement with any Person providing services at the Facility or solely to the Business. No Seller Employee or other service provider of Seller or any Seller Affiliate providing services at the Facility or solely to the Business has informed Seller or any Seller Affiliate (whether orally in or writing) of any plan to terminate employment with or services for Seller or any Seller Affiliate, and to the Knowledge of Seller, no such Person has any plans to terminate employment with or services for Seller or any Seller Affiliate.
(b)    Seller and the Seller Affiliates, as applicable, are not, and for the last three (3) years have not been, delinquent in payments to any of the Seller Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for any of them or any other amounts required to be reimbursed to such Seller Employees (including Paid Time Off and other benefits) or in the payment to the appropriate Governmental Authority of all required Taxes, insurance, Social Security and withholding thereon. As of the Effective Time, no Seller or Seller Affiliate, as applicable, will have any Liability to any of the Seller Employees or to any Governmental Authority for any such matters that are not properly reflected on the Reference Balance Sheet.
(c)    Except as set forth on Schedule 4.15(c): (i) there is no pending or, to the Knowledge of Seller, threatened, employee strike, work stoppage or labor dispute at the Facility, and none has ever occurred; (ii) to the Knowledge of Seller, no union representation question exists or has ever existed respecting the Seller Employees or any other employees of Seller or any Seller Affiliate, no demand has been made for recognition by a labor organization by or with respect to the Seller Employees or any other employees of Seller or any Seller Affiliate, no union organizing activities by or with respect to the Seller Employees or any other employees of Seller or any Seller Affiliate are taking place or have, in the last three (3) years, taken place, and none of the Seller Employees or any other employees of Seller or any Seller Affiliate is represented by any labor union or organization; (iii) no collective bargaining agreement with respect to the Seller Employees exists, has existed or is currently being negotiated by Seller; (iv) there is no unfair labor practice claim against Seller or any Seller Affiliate before the National Labor Relations Board pending or, to the Knowledge of Seller, threatened, against or involving the Business or the Facility; (v) each of Seller and the Seller Affiliates is, and for the past three (3) years has been, in compliance with all Laws and Contracts to which Seller or such Seller Affiliate is a party respecting employment and employment practices, labor relations, terms and conditions of employment, and wages and hours with respect to the Seller Employees; (vi) no Seller or Seller Affiliate is, or for the past three (3) years has, engaged in any unfair labor practices with respect to the Seller Employees; and (vii) there are no pending or, to the Knowledge of Seller, threatened, complaints or charges related to the Facility before any Governmental Authority regarding employment discrimination, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims or workers’ compensation claims.
(d)    Except as set forth on Schedule 4.15(d), each of Seller and the Seller Affiliates is in material compliance with all Laws pertaining to immigration and eligibility to lawfully work in a particular jurisdiction. To the extent required by applicable Laws, Seller or a Seller Affiliate has obtained and retained a complete and accurate copy of each such Seller Employee’s Form I9 (Employment

Eligibility Verification Form) and all other records or documents reasonably required to be prepared or procured. To the Knowledge of Seller, neither Seller nor any Seller Affiliate has been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order (as such terms may be defined by applicable immigration Laws) at the Facility, nor received any communication from any Governmental Authority regarding any audit or investigation pertaining to immigration Laws, nor has any Proceeding been initiated or threatened against Seller or any Seller Affiliate in connection with the Business, by reason of any actual or alleged failure to comply with immigration Laws.
(e)    Since January 1, 2015, neither Seller not any Seller Affiliate has effectuated (i) a “plant closing” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or the Facility or operating units within any site of employment or facility of Seller or any Seller Affiliate or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Law) affecting any site of employment or facility of Seller or any Seller Affiliate.
(f)    Each of the officers and key employees of Seller is currently devoting all of his or her business time to the conduct of the Business, as applicable, and is not devoting any business time to the conduct of any other business. To the Knowledge of Seller, no officer or key employee of the Business is currently working for or currently plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.
4.16    Litigation. There is no Proceeding or Order pending or, to the Knowledge of Seller, threatened, against Seller, the Facility or the Purchased Assets that: (a) does or would be reasonably expected to challenge the legality, validity or enforceability of, or materially impair or delay execution or performance of, (i) this Agreement, (ii) any other Transaction Document, (iii) any Material Contract, (iv) the Contemplated Transactions or (v) the ownership or operation of the Facility and the Business, (b) seeks or could result in a claim for Losses or any equitable remedy against the Seller or any Seller Affiliate or that relates to the Facility or the Purchased Assets or (c) if adversely determined, would reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.
4.17    Tax Matters. Except as set forth on Schedule 4.17:
(a)    Seller or a Seller Affiliate has timely filed all material Tax Returns required to be filed by it, including all material Tax Returns relating to the Purchased Assets and the Business (all of which are true, complete and correct in all material respects). All material Taxes due and owing by Seller (whether or not shown on any such Tax Return), including all material Taxes with respect to the Purchased Assets and the Business, have been timely paid. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return.
(b)    For the last three (3) years, Seller has withheld and timely paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Seller Employee, independent contractor, creditor, shareholder or other third party, and Seller has timely and properly materially complied with all information reporting and backup withholding provisions of applicable Law (including properly completing and filing all IRS Forms W-2 and 1099 required with respect thereto). All Persons who have provided services to Seller as independent contractors for Tax purposes were properly classified.

(c)    No Governmental Authority is in the process of imposing any Tax Encumbrance on any of the Purchased Assets and, to the Knowledge of Seller, no basis exists for the imposition by any Governmental Authority of any such Encumbrance, in each case arising in connection with any failure or alleged failure to pay any Tax.
(d)    No material deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Authority for which Seller may have any material Liability. There are no pending or, to the Knowledge of Seller, threatened Proceedings for or relating to any material Liability in respect of Taxes for which Seller may have any material Liability. No claim has been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by such jurisdiction, in each case arising in connection with any failure or alleged failure to pay any Tax.
(e)    Seller is not a party to any Tax allocation or sharing agreement and has no Liability with respect to any such agreement.
(f)    There is no Contract or plan to which Seller is a party that requires Seller to pay a material Tax gross-up or reimbursement payment to any Person.
(g)    None of the Purchased Assets is an interest in a joint venture, partnership or other arrangement that is or should be treated as a partnership for Tax purposes.
(h)    Seller has (i) timely paid all sales and use Taxes required to be paid under all applicable Law, (ii) properly collected and remitted all sales Taxes required under all applicable Law, and (iii) for all sales that are exempt from sales Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt, except in each case as have not been and would not reasonably be expected to be material.
(i)    None of the Purchased Assets is escheatable to any Governmental Authority under any applicable Law.
(j)    None of the Purchased Assets (i) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code.
4.18    Environmental Matters.
(a)    The operations of Seller with respect to the Business and the Purchased Assets are, and have at all times in the past three (3) years been, in compliance in all material respects with, and the Real Property and all improvements on the Real Property, including but not limited to the Facility, are in compliance in all material respects with, all Environmental Laws.
(b)    To the Knowledge of Seller, Seller has no material Liability under any Environmental Law with respect to the Business or any of the Purchased Assets or the Real Property. There are no pending or, to the Knowledge of Seller, threatened, Proceedings or Orders relating to the Facility, the Purchased Assets or the Business, in any case, based on any actual or alleged noncompliance with any Environmental Law or any term or condition of any Environmental Permit. No Seller or Seller Affiliate has received, with respect to the Facility, the Purchased Assets or the Business: (i) any written directive, notice of violation or infraction or notice respecting any Liability from any Governmental Authority or any other Person of any actual or alleged noncompliance with any Environmental Law or any term or condition of any Environmental Permit; or (ii) to the Knowledge of Seller, any written request for information pursuant to Environmental Law, which, in each case, either remains or will remain pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(c)    To the Knowledge of Seller, there are no material Environmental Conditions existing at, underneath, or migrating to or from the Real Property, nor are there any material Environmental Conditions resulting from, or which could reasonably be expected to result from, the operation of the Business or the Real Property, in each case that would reasonably be expected to result in a material Liability under any Environmental Law. To the Knowledge of Seller, Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or Real Property currently owned, leased or operated by Seller in connection with the Business or the Purchased Assets (including ambient or indoor air, soil, soil vapor, groundwater, surface water, buildings and other structure located thereon or thereunder) has been contaminated with any Hazardous Material which could reasonably be expected to result in Liability against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.
(d)    None of the Business, the Purchased Assets or any Real Property is listed on, or to the Knowledge of Seller, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(e)    Seller has obtained, and will maintain through the Effective Time, all Environmental Permits necessary for the conduct of the Business as conducted immediately prior to the Effective Time and the ownership, lease, operation or use of the Purchased Assets and the Facility as presently operated. A true and complete list of such Environmental Permits, all of which are valid and in full force and effect, is set forth on Schedule 4.6. There are no Proceedings pending or, to the Knowledge of Seller, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Environmental Permit. All required applications for renewal thereof as of the Effective Time have been timely filed. No such Environmental Permit will terminate as a result of the consummation of the Contemplated Transactions, other than Permits that are non-transferrable. Seller is, and at all times in the past three (3) years has been, in compliance in all material respects with the Environmental Permits set forth on Schedule 4.6. Except in accordance with such Environmental Permits, there has been no release of Hazardous Materials by Seller or any Seller Affiliate or any other Person at, on, under, or from the Real Property or in connection with the Business, in any case, that would reasonably be expected to result in a material Liability under applicable Environmental Laws.
(f)    Schedule 4.18(f) contains a complete and accurate list of all underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets or, to the Knowledge of Seller, currently located at the Real Property.
(g)    Seller has provided to Buyer all material environmental audits, reports, studies, sampling data, assessments and other similar documents concerning the Facility, the Real Property or the Business prepared in the past two (2) years that are in the possession, custody or reasonable control of Seller or any Seller Affiliate.
This Section 4.18 contains Seller’s sole and exclusive representations and warranties with respect to Environmental Laws, Environmental Permits, Hazardous Materials and any other environmental, health or safety matters.

4.19    Absence of Changes. Since the Balance Sheet Date, Seller has conducted the Business in the ordinary course of business in all material respects and there has not occurred any change in the operation of the Business or any event or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. Since the Balance Sheet Date, Seller has not taken any action that, if taken after the date of this Agreement, without the prior written consent of Buyer, would constitute a breach of any of the covenants set forth in Section 6.2.
4.20    Affiliate Transactions. Except as set forth on Schedule 4.20 or as will be terminated prior to the Closing Date, no Seller Affiliate, directly or indirectly: (a) provides any services to the Business or is a lessor, lessee or supplier to the Business; (b) has any cause of action or other claim whatsoever against, or owes any amount to, or is owed any amount by, Seller; (c) has any financial interest in, or owns property or rights used in, the Business; (d) is a party to any Contract relating to the Purchased Assets or the Business (other than compensation or employee benefits payable in the ordinary course of business) or (e) has any financial interest in, or serves as an officer, manager, director of any customer, competitor or vendor or supplier of or to the Business.
4.21    Solvency. Seller is solvent and will not be rendered insolvent as a result of any of the Contemplated Transactions. For purposes of this Section 4.21, the term “solvent” means that: (a) the fair salable value of Seller’s tangible assets is in excess of the total amount of its Liabilities (including for purposes of this Section 4.21 all Liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) Seller is able to pay its debts or obligations in the ordinary course as they mature; and (c) Seller’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction.
4.22    Brokers and Finders. Except as set forth on Schedule 4.22, there are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the Contemplated Transactions based on any Contract to which Seller is a party or that is otherwise binding upon Seller, and no Person is entitled to any fee or commission or like payment in respect thereof. All claims and Liabilities described in the immediately preceding sentence are and will be the sole and exclusive responsibility of Seller.
4.23    Regulatory Matters.
(a)    None of Seller, the Facility or the Business is subject to regulation by the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Act or the Natural Gas Policy Act (other than as a shipper holding a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions), or as a “carrier”, “common carrier”, or “pipeline carrier” under the Interstate Commerce Act. Neither Seller nor the Facility is required to obtain a certificate, authorization, or license from FERC to conduct the Business. None of Seller, the Facility or the Business is subject to regulation as a “public utility,” “public service company,” “gas utility,” or any equivalent under the applicable Law of any state. Each of Seller, the Facility and the Business is not subject to, or is exempt from, regulation as a “holding company” under the Public Utility Holding Company Act of 2005, and FERC’s regulations thereunder.
(b)    No Approval from FERC or any state public service commission, public utility commission, or similar state agency or authority over the rates and organizational and financial regulation of utilities, public utilities, or similar entities is required in connection with the Contemplated Transactions.

(c)    To the Knowledge of Seller, Seller has no material Liability under any provision of the Federal Food, Drug and Cosmetic Act (the “FDA”) or any state animal feed or food product Law with respect to the Business, the Purchased Assets or the Facility. There are no pending or, to the Knowledge of Seller, threatened, Proceedings or Orders relating to the Facility, the Purchased Assets or the Business, in each case based on any actual or alleged noncompliance with any applicable provision of the FDA or any state animal feed or food product Law. No Seller or Seller Affiliate has received, with respect to the Facility, the Purchased Assets or the Business: (i) any written directive, notice of violation or infraction or notice respecting any Liability from any Governmental Authority or any other Person of any actual or alleged noncompliance with any applicable provision of the FDA or any state animal feed or food product Law; or (ii) any written request for information pursuant to any applicable provision of the FDA or any state animal feed or food product Law, which, in each case, either remains or will remain pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(d)    Seller has provided to Buyer all material FDA-related and state agency animal feed related or food product audits, reports, and assessments concerning the Facility, the Purchased Assets or the Business prepared by a third party in the past two (2) years that are in the possession, custody or reasonable control of Seller or any Seller Affiliate.
(e)    This Section 4.23 contains Seller’s sole and exclusive representations and warranties with respect to FERC regulatory matters, the FDA and any other related matters.
4.24    Records. Seller has maintained all of the Records in accordance with prudent business practices and as required by applicable Laws.
4.25    Significant Customers and Suppliers. Schedule 4.25 sets forth a list of each of the ten largest customers and ten largest suppliers of the Business, taken as a whole (such customers and suppliers, the “Material Relationships”), as determined, in the case of customers, by payments by each such customer and, in the case of suppliers, by value of sales by each such supplier, during the 12 months ended December 31, 2024. Since January 1, 2025, other than in the ordinary course of business, there has not been any written notice or, to the Knowledge of Seller, any oral notice, from any such Material Relationship that such Material Relationship has terminated or canceled, or intends to terminate or cancel within six months following such notice, any Contract between the Business and any such Material Relationship.
4.26    Disclaimer of Other Representations and Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 4 OR IN ANY OTHER TRANSACTION DOCUMENT, NONE OF SELLER, ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE, AND BUYER IS NOT RELYING ON, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER, THE FACILITY, THE BUSINESS OR THE ACQUIRED ASSETS, INCLUDING WITH RESPECT TO (a) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (b) THE OPERATION OF THE FACILITY BY BUYER AFTER THE CLOSING OR (c) THE PROBABLE SUCCESS OR PROFITABILITY OF THE FACILITY AFTER THE CLOSING. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

5.    REPRESENTATIONS AND WARRANTIES OF BUYER.
Buyer hereby represents and warrants to Seller that the statements contained in this Article 5 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (except in the case of representations and warranties that are made as of a specified date, in which case such representations and warranties will be true and correct as of such specified date).
5.1    Organization; Capacity. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of South Dakota. Buyer has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which Buyer will become a party hereunder and to perform its obligations hereunder and thereunder.
5.2    Authority; Non-contravention; Binding Agreement.
(a)    The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party or will become a party, and the consummation by Buyer of the Contemplated Transactions and its obligations under the Transaction Documents, as applicable (i) are within Buyer’s powers and are not, and will not be, in contravention or violation of the terms of Buyer’s organizational or governing documents; (ii) except as set forth on Schedule 5.2(a), do not require any Approval of, filing or registration with, the issuance of any Permit by, or any other action to be taken by, any Governmental Authority to be made or sought by Buyer; and (iii) assuming the Approvals and Permits set forth on Schedule 5.2(a) are obtained, do not and will not require any Approval or other action under, conflict with, or result in any violation of or default under (with or without notice or lapse of time or both) any Order or Law to which Buyer may be subject, except in the case of clause (a) above, as would not reasonably be expected to impair the ability of Buyer to consummate the Contemplated Transactions and its obligations under the Transaction Documents.
(b)    This Agreement and the other Transaction Documents to which Buyer is or will become a party are and will constitute the valid and legally binding obligations of Buyer and are and will be enforceable against Buyer in accordance with the respective terms hereof and thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.
5.3    Litigation. There is no Proceeding or Order pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its properties or rights that challenges or may otherwise have the effect of preventing, rendering illegal or otherwise delaying the Contemplated Transactions.
5.4    Solvency. Buyer will not be rendered insolvent as a result of any of the Contemplated Transactions. For purposes of this Section 5.4, the term “solvent” means that: (a) the fair salable value of Buyer’s tangible assets is in excess of the total amount of its Liabilities (including for purposes of this Section 5.4 all Liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) Buyer is able to pay its debts or obligations in the ordinary course as they mature; and (c) Buyer’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction.
5.5    Sufficiency of Funds. At the Closing, Buyer or its Affiliate will have sufficient cash on hand or other sources of, or access to, immediately available funds to (a) enable Buyer to make all payments pursuant to this Agreement, including the Purchase Price and all fees and expenses required to be paid in connection with the Contemplated Transactions when due and payable hereunder and (b) enable Buyer to timely perform its obligations and to consummate the Contemplated Transactions.

5.6    Brokers and Finders. There are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the Contemplated Transactions based on any Contract to which Buyer is a party or that is otherwise binding upon Buyer, and no Person is entitled to any fee or commission or like payment in respect thereof.
6.    CERTAIN COVENANTS OF SELLER AND BUYER.
6.1    Access to Premises; Information. From the date of this Agreement until the Effective Time, to the extent permitted by Law, Seller shall, and shall cause the Seller Affiliates to, allow Buyer, its Affiliates and its and their respective authorized Representatives reasonable access to, and the right to inspect, Contracts, Spares, papers, and Records of Seller and any Seller Affiliate to the extent exclusively relating to the Business or the Purchased Assets at such times and places as reasonably determined by the Parties, and will furnish Buyer with such additional financial and operating data and other information relating to the Business or the Purchased Assets as Buyer may from time to time reasonably request without regard to where such information may be located. Seller will furnish to Buyer’s and its Affiliates’ Representatives access, upon reasonable prior notice and during normal business hours, to the Seller Employees and the officers and agents of Seller who have responsibility for the operation of the Business and the Facility, provided that (a) such access shall be subject to reasonable limitations imposed by Seller with respect to Seller’s and its Affiliates’ employees and all health, safety and security requirements of Seller, its Affiliates and the Facility, (b) such access does not unreasonably interfere with the ownership or operations of the Facility or the Business, and (c) Seller may have a representative present during any such access; and provided, further, that Buyer shall not be entitled to collect any environmental samples or to perform testing or operation of any equipment during any on-site inspection of the Facility. Buyer will have no right of access to, and Seller will not have an obligation to provide to Buyer, (i) information the disclosure of which would reasonably be expected to jeopardize any privilege relating to that information available to Seller or any of its Affiliates or would cause Seller or any of its Affiliates to breach a confidentiality obligation (provided, if Seller determines that any such information that is responsive to a request by Buyer hereunder and that would, but for the application of this clause (i), be provided to Buyer then Seller shall notify Buyer of the existence of such information and the Parties’ shall cause their respective outside legal counsel to cooperate and use their respective best efforts to afford Buyer’s Representatives’ access to such information in a manner that preserves, to the extent reasonably practicable, such privilege or such confidentiality), (ii) any information relating to any offers or indications of interest received by Seller or its Affiliates or their respective Representatives from any Person other than Buyer to acquire the Facility, Seller, or any of its or its Affiliates’ equity interests, properties or assets or any communications between Seller or Seller’s Affiliates or their respective Representatives, on the one hand, and any such other Person, on the other hand, relating to such offers or indications of interest or the transactions contemplated thereby (it being understood that Seller may retain all such documents, information and communications, which shall be the sole property of Seller at all times prior to and after the Closing) or (iii) any work papers or similar materials prepared by the independent public accountants of Seller, except to the extent that such accountants agree to provide access to such work papers or similar materials upon such terms and conditions as shall be determined by such accountants in their sole discretion and, provided that the Parties shall work in good faith to develop substitute arrangements that do not result in the loss of such privilege or the breach of such obligations. Buyer shall indemnify and hold harmless the Seller Indemnified Parties from all Losses any such Persons incur as a result of Buyer’s access to the premises of the Facility under this Section 6.1, except to the extent that such Losses relate to the gross negligence or willful misconduct of Seller or any of its Affiliates.

6.2    Conduct of Business. From the date of this Agreement until the Effective Time, Seller will (a) conduct the Business in the ordinary course of business consistent with past practice; (b) preserve intact its corporate existence and business organization; (c) comply in all material respects with all applicable Law and all Material Contracts; (d) pay all Liabilities of the Business as such Liabilities become due and payable; and (e) maintain all existing material Approvals and Permits applicable to the Business. Without limiting the foregoing, and as an extension thereof, except as set forth on Schedule 6.2 or as expressly permitted by any other provision of this Agreement, Seller will not, from the date of this Agreement until the Effective Time, directly or indirectly, do, agree or commit to do, or take any action, or fail or omit to take any action that would result in, any of the following with respect to the Facility, the Business or the Purchased Assets, in each case without the prior written consent of Buyer:
(i)    sell, lease, license, assign, convey, distribute or otherwise transfer or dispose of any of the Purchased Assets, except dispositions of Inventory in the ordinary course of business consistent with past practice, with comparable replacement thereof;
(ii)    fail to use commercially reasonable efforts to maintain the Purchased Assets in accordance with past practice;
(iii)    mortgage, pledge or subject to any Encumbrance any portion of the Purchased Assets, other than Permitted Encumbrances;
(iv)    incur any Indebtedness or guarantee any Indebtedness outside the ordinary course of business in excess of $500,000, in each case that would encumber the Purchased Assets and that would not be released as of Closing;
(v)    amend, modify, accelerate or terminate, as applicable, any Assumed Contract, Approval or Permit, other than as required by Law or in the ordinary course and in accordance with past practice;
(vi)    (A) materially increase the compensation or benefits payable or to become payable to any Seller Employee whose role relates primarily to the Facility or the Business, or any director, manager, officer or consultant of the Business; (B) grant or increase any rights to change in control, severance or termination payments or benefits to, or enter into any change in control, employment, consulting or severance agreement with, any Seller Employee or any other Person whose role relates primarily to the Facility or the Business, including any director, manager, officer or consultant of the Business; (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Plan; (D) hire or terminate any individual Seller Employee whose role relates primarily to the Facility or the Business with total compensation (base salary and bonus eligibility) in excess of $125,000 (other than a termination for cause); (E) create or hire for more than ten (10) positions in the Business, in the aggregate, other than in the ordinary course of business consistent with past practice; or (F) terminate more than ten (10) employees of Seller or any Seller Affiliate who work in the operation of the Facility, in the aggregate, unless for cause;
(vii)    make any change in the accounting policies, practices, principles, methods or procedures of the Business, other than as required by GAAP or by applicable Law;
(viii)    make or commit to make any capital expenditure in excess of $750,000 for additions to property, plant, equipment, intangible or capital assets of the Business or for any other purpose, other than for routine and customary repairs or replacement;

(ix)    fail to keep in force the Insurance Policies or replacement or revised provisions providing comparable insurance coverage with respect to the Purchased Assets or the Business as are currently in effect;
(x)    take or omit to take any action that, individually or in the aggregate, could reasonably be expected to result in any representation or warranty of Seller to be untrue, result in a breach of any covenant made by Seller in this Agreement, require disclosure pursuant to Section 6.4 or result in any condition set forth in Article 8 not being satisfied;
(xi)    enter into any new line of business or make any material change in the Business or the operation of the Purchased Assets;
(xii)    acquire (including by merger, consolidation, license or sublicense) any interest in any Person or material portion of the assets or business of any Person, or otherwise acquire any material asset other than in the ordinary course of business, in each case that would become a Purchased Asset pursuant to the terms hereof;
(xiii)    enter into any exclusive dealing or non-compete agreement relating to the Business; or
(xiv)    (A) make or change any election concerning Taxes; (B) file any amended Tax Return; (C) enter into any closing Contract or settle any Tax claim or assessment; (D) consent to any extension or waiver of the limitation period applicable to any Tax claim Proceeding or assessment; or (E) omit to take any action relating to the filing of any Tax Return or the payment of any Tax in each case, relating to the Purchased Assets or the Business, other than required by Law or consistent with past practice.
6.3    Consents to Assignment; Certain Permit Matters.
(a)    Unless Buyer notifies Seller in writing that Buyer will seek consent from, or deliver notice to, a party to a specific Assumed Contract (in which case Seller’s obligations under this Section 6.3 shall be limited to using commercially reasonable efforts to assist Buyer in obtaining such consent or providing such notice), Seller shall be responsible for obtaining or delivering, and Seller shall use commercially reasonable efforts to obtain or deliver, as applicable, prior to the Closing, any and all consents or notices to assign any material Assumed Contract necessary or desirable in connection with the Contemplated Transactions. Upon request of Seller, Buyer shall use commercially reasonable efforts to assist and cooperate with Seller in obtaining or providing any such consents or notices.
(b)    Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assumed Contract if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way adversely affect the rights of Seller thereunder (or the rights of Buyer thereunder following the Effective Time), unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially and adversely affect the rights of Seller thereunder (or the rights of Buyer thereunder following the Effective Time), then Seller shall, upon the request of Buyer, cooperate in any reasonable arrangement designed to provide for Buyer the benefits under any such Assumed Contract, including enforcement of any and all rights of Seller against the other party or parties thereto. Notwithstanding the foregoing, at Buyer’s written request, any Assumed Contract will be assigned to Buyer notwithstanding the failure of Seller to obtain any consent thereto. To the extent Buyer cannot receive the benefit of an Assumed Contract due to the failure or inability to obtain the necessary consent from the counterparty to such Assumed Contract, then, at Buyer’s option, such Contract shall be deemed an Excluded Contract, and all Liabilities with respect to such Contract shall be Excluded Liabilities.
(c)    With respect to any Permits set forth on Schedule 4.6, to the extent transferable and as and when requested by Buyer, Buyer and Seller shall cooperate reasonably and undertake all measures reasonably necessary to facilitate the transferability of the same to Buyer prior and/or subsequent to the Closing Date.
6.4    Notification of Certain Matters.
(a)    From the date of this Agreement until the Closing Date or the earlier termination of this Agreement in accordance with Article 12, Seller shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event, circumstance or fact that is reasonably likely to cause any representation or warranty of Seller contained in Article 4 to be untrue in any material respect; (ii) any event, circumstance or fact that is reasonably likely to cause any of the conditions to Closing set forth in Article 8 to not be satisfied or (iii) any written notice or other written communication from any Governmental Authority relating to the Business, the Purchased Assets or the Contemplated Transactions. Such notice shall provide a reasonably detailed description of the relevant circumstances. No such notice shall be deemed to amend or supplement the Schedules or cure any misrepresentation or breach of any of Seller’s representations, warranties or covenants made in this Agreement for any purpose hereunder.
(b)    If (i) Buyer or Seller discovers at any time following the date of this Agreement that any Material Contract exists that is not set forth on Schedule 4.9(a) or any Contract exists that was not made available to Buyer by Seller prior to the date of this Agreement; or (ii) Seller enters into a Contract between the date of this Agreement and the Closing Date, then Seller shall promptly notify Buyer of such fact and provide Buyer with an accurate and complete copy of such Contract. Buyer may, in its sole discretion, designate such Contract either as an Assumed Contract or Excluded Contract, and if Buyer elects to treat such Contract as an Assumed Contract, the Parties shall update Schedule 2.1(h) accordingly.
6.5    [Reserved.]
6.6    Approvals. From the date of this Agreement until the Closing Date, (a) Buyer, at its sole cost and expense, shall take all reasonable steps to obtain as promptly as practicable all Approvals and Permits necessary for Buyer’s operation of the Business following the Effective Time, and (b) Seller, at its sole cost and expense, shall take all reasonable steps to obtain as promptly as practicable all Approvals and Permits necessary for Seller to transfer the Purchased Assets to Buyer. Notwithstanding the foregoing, Buyer and Seller agree to reasonably cooperate with each other and to provide such information and communications to each other or to any Governmental Authority as may be reasonably requested in order to obtain the Approvals and Permits contemplated above or otherwise necessary to consummate the Contemplated Transactions. Seller and Buyer will, and will cause their respective counsel to, supply to each other copies of all material correspondence, filings or written communications by such Party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the Contemplated Transactions.
6.7    Title and Survey Matters.
(a)    Buyer has received (or will receive) ALTA commitments (07-01-2021) (the “Commitments”) from the Title Company reflecting as insured parcels the Owned Real Property and the Leased Real Property, with an insurance amount as reasonably determined by Buyer, subject only to

Permitted Encumbrances and containing ALTA endorsements reasonably requested by Buyer at least three Business Days prior to the Closing Date (the “Title Policy”). The Parties agree that the Title Company shall be responsible for all underwriting decisions with respect to the policy or policies issued pursuant to the Commitments. The Commitments provide (or will provide) for the issuance of the Title Policy to Buyer as of the Effective Time and shall insure fee simple title to the Owned Real Property and a leasehold interest for the Leased Real Property in which Seller owns a leasehold interest in the land relating to such Leased Real Property, subject only to the Permitted Encumbrances and the endorsements set forth above and without standard exceptions. Notwithstanding the foregoing, it shall be the sole responsibility of Buyer, at Buyer’s expense, to obtain any survey or other documentation necessary to remove the survey exception from the Title Policy. Seller will deliver any information as may be reasonably required by the Title Company under the requirements section of the Commitments or otherwise in connection with the issuance of the Title Policy. Seller will provide an affidavit of title and/or such other information as the Title Company may require in order for the Title Company to insure over the “gap” (i.e., the period of time between the effective date of the Title Company’s last checkdown of title to the Real Property and the Effective Time), to provide mechanics’ lien coverage, and to cause the Title Company to issue the Title Policy without all standard exceptions (the “Owner’s Affidavit”).
(b)    Buyer has received (or will receive) ALTA surveys of the land and improvements comprising the Owned Real Property and the Leased Real Property in which Seller owns a leasehold interest in the land relating to such Leased Real Property (collectively, the “Surveys”) from a Tennessee-licensed surveyor (the “Surveyor”). The legal descriptions of the surveyed Owned Real Property created by the Surveyor shall be used to convey title to Buyer pursuant to the SWDs. The Surveys comply in all material respects with the minimum detail requirements of the ALTA/American Congress on Survey and Mapping as such requirements are in effect on the date of preparation of the Surveys. The Surveys are or will be certified to Buyer, the Title Company and any other Person as Buyer directs.
6.8    HSR Act Filings.
(a)    To the extent required by applicable Law, or as soon as reasonably practicable following the date of this Agreement, and in any event within ten (10) Business Days thereafter, Seller and Buyer each shall file a Hart-Scott-Rodino Premerger Notification and Report Form, under the HSR Act, with the FTC and the Justice Department concerning the Contemplated Transactions. Buyer shall pay or reimburse Seller for filing fees under the HSR Act, provided that Buyer and Seller each shall bear its own costs for the preparation of any such filings. Buyer and Seller will take all commercially reasonable efforts to promptly undertake any and all action necessary or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act. Seller and Buyer shall cause their respective counsel to furnish each other such information and assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of the HSR Act or other similar regulations. Buyer shall consult with the Seller in connection with any decision to pull-and-refile its Hart-Scott-Rodino Premerger Notification and Report Form under 16 C. F. R. § 803.12, to the extent such decision is necessary. For the avoidance of doubt, in connection with Buyer performing its obligations under this Section 6.8 and notwithstanding anything else to the contrary in this Agreement, each of Buyer and its Affiliates shall not be required to (i) sell or otherwise dispose of, hold separate or agree to sell or dispose of, any Purchased Assets or any assets, categories of assets or businesses of Buyer or any of its Affiliates, (ii) terminate existing relationships, contractual rights or obligations, (iii) take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Purchased Assets, the Business or other assets or businesses of Buyer or any of its Affiliates or take any action that would have an adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of Buyer or any of its Affiliates, (iv) respond or otherwise substantially comply with any request issued by a Governmental Authority pursuant to 16 C.F.R. § 803.20 (a so-called “Second Request”) or (v) litigate any Proceeding that may be brought in connection with the transactions contemplated by this Agreement.
(b)    Buyer and Seller shall, in connection with obtaining all waiting period expirations or terminations contemplated hereby under the HSR Act, (i) cooperate in all material respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry by an Antitrust Authority, including by allowing the other Party to have a reasonable opportunity to discuss, review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, any Antitrust Authority, by promptly providing copies to the other Party of any such written communications (or, in the case or oral communications, advising the other Party of the contents thereof), in each case regarding the Contemplated Transactions, including promptly giving the other Party notice of the making or commencement of any request, inquiry or investigation brought by an Antitrust Authority, with respect to the Contemplated Transactions, (iii) permit the other Party to discuss and review in advance any substantive or material communication that it will give to, and consult with each other in advance of any meeting, substantive telephone call or conference with, any Antitrust Authority and, to the extent not prohibited by an Antitrust Authority, give the other Party the opportunity to attend and participate in any in-person meetings, substantive or material telephone calls or conferences with the Antitrust Authority.
6.9    Additional Financial Information. Within twenty (20) days following the end of each calendar month between the date of this Agreement and the Closing Date, Seller will deliver to Buyer copies of the unaudited consolidated balance sheets and the related unaudited consolidated statements of operations relating to the Business for each month then ended and any additional financial statements or information to the extent prepared in the ordinary course of business. Such financial statements shall be prepared from and in accordance with the Records of Seller, shall fairly present the financial position and results of operations of the Business as of the date and for the period indicated, and shall be prepared in accordance with GAAP, consistently applied, except that such financial statements need not include required footnote disclosures, nor reflect normal year-end adjustments or adjustments that may be required as a result of the Contemplated Transactions.
6.10    Closing Conditions. From the date of this Agreement until the Closing Date, Seller and Buyer will use their commercially reasonable efforts to cause the conditions specified in Article 8 and Article 9 over which Seller (or any Seller Affiliate) or Buyer (or any of its Affiliates), as applicable, have control to be satisfied as soon as reasonably practicable.
6.11    Interim Operating Reporting. From the date of this Agreement until the Closing Date, Seller shall cause its Representatives to confer from time to time as requested by Buyer with one or more Representatives of Buyer to report material operational matters in respect of the Facility and to report the general status of ongoing operations. Seller shall notify Buyer in writing of (i) any adverse change in the financial position or earnings of the Facility after the date of this Agreement and prior to the Closing Date, other than those resulting from changes in general commodity pricing, supply and demand, and (ii) any unexpected material emergency or other unanticipated change in the Facility or the Business and any material complaints or Proceedings (or communications indicating that the same may be contemplated) by or on behalf of Governmental Authorities or of any other such matter and shall keep Buyer fully informed of such events.

6.12    Removal of Name. As promptly as practicable, but in any case within sixty (60) days after the Closing Date, Buyer shall eliminate the name “Green Plains” and any variants thereof from the Facility, and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.
6.13    Bulk Sales Laws. Buyer and Seller hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.
6.14    Exclusivity. In consideration of the time and effort expended, and the material expense incurred, by Buyer in connection with the Contemplated Transactions, Seller will not, and will cause Seller’s Affiliates and each of their respective Representatives not to, on or after the date of this Agreement and until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 12, whether directly or indirectly, (a) initiate, solicit, encourage, respond to, or otherwise facilitate any inquiries or proposals or enter into or continue any discussions, negotiations, understandings, arrangements or agreements (other than with Buyer or its Representatives) relating to: (i) any sale or lease of the Purchased Assets or any equity interest in Seller or (ii) any other transaction involving the acquisition or disposition of all or any portion of the Purchased Assets (each an “Alternative Transaction”); (b) provide any assistance, information, documents or data to, or otherwise cooperate or have discussions with, any Person (other than Buyer or its Representatives) in connection with any inquiry, offer, proposal or agreement relating to an Alternative Transaction; (c) afford any access to the personnel, offices, facilities, properties or the Records of Seller to any Person (other than Buyer or its Representatives) relating to an Alternative Transaction or (d) otherwise assist or facilitate the making of, or cooperate in any way regarding any inquiry, offer, proposal or agreement by any Person (other than Buyer or its Representatives) relating to an Alternative Transaction. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.14 shall in any way restrict Green Plains Inc. or any of its subsidiaries or any of their respective Representatives from engaging in discussions or negotiations with or entering into or consummating a transaction with any third party that would constitute a Change of Control Transaction, provided that any such Change of Control Transaction does not and shall not in any way relieve Seller of its obligations under this Agreement with respect to the Contemplated Transactions or under the other Transaction Documents. In the event an inquiry, offer, proposal or agreement relating to an Alternative Transaction is received by Seller, any Seller Affiliate, or any of their respective Representatives from a Person (other than Buyer or its Representatives), Seller will promptly notify Buyer of the receipt of such inquiry, offer, proposal or agreement, which notice shall include information as to the substance of such inquiry, offer, proposal, or agreement and the identity of the Person making such inquiry, offer, proposal, or agreement, and will promptly notify the Person making such inquiry, offer, proposal, or agreement of the existence of this exclusivity covenant (but not disclose the identity of any other Parties to this Agreement or any terms of this Agreement) and of Seller’s unwillingness to discuss any Alternative Transaction until this Agreement is terminated in accordance with its terms. Seller agrees and acknowledges that the violation of the covenants or agreements in this Section 6.14 would cause irreparable injury to Buyer and its Affiliates and that monetary damages and any other remedies at law for any violation or threatened violation thereof would be inadequate, and that, in addition to whatever other remedies may be available at law or in equity, Buyer and its Affiliates shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting a bond or other security. Promptly following the date of this Agreement, Seller shall, and shall cause the Seller Affiliates to, request that, other than in connection with a potential Change of Control Transaction, (i) all Confidential Information previously disclosed to any other Person (except Buyer or its Representatives) in connection with the sale process of the Business be destroyed or returned to Seller, (ii) all notes, abstracts and other documents that contain Confidential Information be destroyed, and (iii) the receiving party of such Confidential Information provide Seller a written certification of an officer of the receiving party that the foregoing clauses (i) and (ii) have been satisfied.
6.15    Replacement of Insurance. Buyer acknowledges and agrees that, effective upon the Closing, all Insurance Policies carried by or for the benefit of Seller or its Affiliates with respect to the Facility, the Business and the Purchased Assets shall be terminated or modified by Seller or its Affiliates to exclude coverage of the Facility, the Business and the Purchased Assets, and, without limiting Buyer’s rights under Section 10.1, Buyer shall have no rights thereunder or with respect thereto, including any rights to make claims thereunder or with respect thereto.
6.16    Confidentiality.
(a)    Without the prior written consent of the Parties, except as otherwise required (i) to comply with applicable Law, (ii) to comply with the rules or regulations of any applicable United States securities exchange or Governmental Authority to which the relevant Party is subject, (iii) in connection with the seeking of any Approval or Permit contemplated by this Agreement or any consent to the assignment of any of the Assumed Contracts, (iv) as reasonably necessary to satisfy any of the Parties’ conditions or pre-Closing covenants or (v) to such Party’s actual or potential financing parties and direct or indirect investors or bona fide potential investors, each of the Parties shall keep confidential and not disclose, and cause its Affiliates, its Representatives, and its Affiliates’ Representatives to keep confidential and not disclose, the existence, terms and status of this Agreement and the other Transaction Documents, the Contemplated Transactions and the identity of the Parties; provided, however, that notwithstanding the foregoing, each of the Parties shall have the right to communicate and discuss with, and provide to, its respective Affiliates and Representatives, any information regarding the terms and status of this Agreement and the other Transaction Documents and the Contemplated Transactions.
(b)    No Party shall make any public announcements in respect of this Agreement or the Contemplated Transactions or otherwise communicate with any news media in connection therewith without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless, in the judgment of Seller or Buyer, as applicable, disclosure is otherwise required in order to (i) comply with applicable Law, (ii) comply with any Order of a court of competent jurisdiction, (iii) comply with the rules or regulations of any applicable United States securities exchange or Governmental Authority to which the relevant Party is subject; provided, however, that the Party intending to make such disclosure shall use its commercially reasonable efforts, consistent with such applicable Law or Order or the requirements of such United States securities exchange or Governmental Authority, to consult with Seller or Buyer, as applicable, with respect to the text thereof.
(c)    Notwithstanding the foregoing, any Party may disclose Confidential Information (i) received from any other Party in an action or Proceeding brought by a Party in pursuit of its rights or in exercise of its remedies hereunder and (ii) to such Party’s Affiliates or Representatives.
6.17    Casualty. If any part of the Purchased Assets (including the Facility) is damaged, lost or destroyed (whether by fire, theft, vandalism or other cause or casualty), in whole or in part, prior to the Effective Time (such damaged, lost or destroyed assets, the “Damaged Assets”), Seller shall, subject to the satisfaction (or waiver) of the conditions to Closing set forth in Article 9, nevertheless be required to proceed with Closing. Buyer may, at its option, (a) reduce the Purchase Price by the lesser of (i) the fair market value of the Damaged Assets (such value to be determined as of the date immediately prior to such damage, loss or destruction) plus an amount equal to the estimated revenues in excess of expenses for the Facility during any period of repair or reconstruction that extends beyond the Closing (the “Estimated Business Loss”), or (i) the estimated cost to replace or restore the Damaged Assets plus an amount equal to the Estimated Business Loss or (b) require Seller to transfer the proceeds (or the right to the proceeds) of the applicable Insurance Policies covering the Damaged Assets (including the business interruption Insurance Policy covering the Business) to Buyer at the Closing plus an amount equal to any deductibles paid or incurred by Seller. Any reduction in the Purchase Price pursuant to this Section 6.17 shall be determined by good faith negotiations between the Parties and shall not, in any event, exceed $5,000,000 in the aggregate. Until the Effective Time, Seller will bear all risk of loss with respect to the Damaged Assets.
6.18    Third-Party Consents. The Parties shall use commercially reasonable efforts to obtain, and to cooperate with each other in obtaining, the consents of third parties set forth on Schedule 6.18, provided that Seller shall be the Party primarily responsible for communicating with such third parties in connection with obtaining such required consents and shall not, without the prior approval of Buyer (such approval not to be unreasonably withheld or delayed), enter into any consent that would (a) result in Buyer incurring any material expense that Seller does not agree to reimburse to Buyer or (b) in any material respect, restrict, impede, or otherwise adversely affect Business or the Purchased Assets from and after Closing.
7.    ADDITIONAL AGREEMENTS.
7.1    Seller Employees.
(a)    Subject to satisfactory completion of Buyer’s or its Affiliate’s pre-employment screening process, which may include background checks, fitness for duty examinations, drug testing and verification of identity and eligibility to work through E-Verify, Buyer shall, or shall cause its Affiliate to, extend at-will employment offers on or prior to the Closing Date to all employees of Seller or any Seller Affiliate who (i) work in the operation of the Facility and (ii) meet all applicable hiring and screening requirements of Buyer or its Affiliate, as determined by Buyer consistent with its bona fide hiring policies (such employees, “Hired Employees”). All such at-will offers of employment will be contingent upon and effective immediately after the Closing and will be at the respective salary or base hourly wage that applied to each applicable Hired Employee immediately prior to the date of this Agreement. Seller shall cooperate with and use its reasonable best efforts to assist Buyer in its efforts to provide at-will employment offers Hired Employees and Seller agrees to allow Buyer reasonable access to all Hired Employees beginning a reasonable period after the date hereof, to enable Buyer, at its option, to conduct informational and benefit enrollment meetings with the Hired Employees in anticipation of Closing. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.1 shall (i) obligate Buyer or any of its Affiliates to continue the employment of any Hired Employee for any specific period or restrict or limit the right of Buyer or its Affiliate to terminate the employment of any such Hired Employee at any time following the effective date of his or her employment with Buyer or its Affiliate; (ii) restrict or limit the ability of Buyer or its Affiliate to employ for legal or Tax purposes any or all of the Hired Employees from time to time in Buyer’s sole discretion; or (iii) restrict or limit the ability of Buyer or its Affiliate to amend, terminate, or otherwise modify any employee benefit plan, program, or arrangement in accordance with its terms and applicable Law.
(b)    From the Closing Date until the 180th calendar day after the Closing Date, for each Hired Employee who continues to be employed by Buyer or its Affiliate during such 180-day period,

Buyer or its Affiliate shall provide (or cause its Affiliate to provide) each such Hired Employee with compensation that is no lower than the compensation provided by Seller to such to Hired Employees for the period from January 1, 2025 to the Closing Date, as indicated in the information supplied by Seller to Buyer on Schedule 4.15. Buyer or its Affiliate shall provide, or shall cause to be provided, employee benefits to Hired Employees that are substantially comparable in the aggregate to those provided to comparably situated employees of Buyer or its Affiliate.
(c)    Prior to the Closing Date, Seller shall have paid out, or shall have caused the applicable Seller Affiliate to have paid out all, and Buyer shall have no obligations whatsoever for any, vacation and/or paid time off that has been accrued but unused as of the Closing Date by any Hired Employee in accordance with any such requirements under applicable Laws and/or Seller’s or Seller’s Affiliate’s policy, as well as all accrued wages, pro-rated bonuses, commissions, change of control payments, unfunded pension obligations, fees and other accrued but unpaid compensation and benefits of any Hired Employee as of the Closing Date.
(d)    To the extent consummation of any transactions contemplated hereby constitutes a “plant closing” or a “mass layoff,” as those terms are defined in the WARN Act or any similar applicable state or local Laws, Seller shall be exclusively responsible for all notices required by the WARN Act or any similar applicable state or local Laws and for the consequences and Liabilities, if any, of the failure to comply with the WARN Act or any similar applicable Laws.
(e)    With respect to any employee benefit plans maintained or sponsored by Buyer or its Affiliates in which Hired Employees will participate immediately after the Closing, Buyer or such Affiliate will cause such plans to recognize all prior service with the Business for purposes of eligibility, vesting and entitlement to vacation, paid time off and severance benefits and for any other purpose required by applicable Law to the same extent such service was recognized under a corresponding Plan for such purpose, except (i) to the extent such service would result in a duplication of benefits for the same period of service, (ii) to the extent not permitted under the terms of the applicable Plan or (iii) for any purpose under any defined benefit pension plan or frozen benefit plan. If Hired Employees become eligible to participate in the welfare plans of Buyer or any of its Affiliates at a time other than at the beginning of Buyer’s or its Affiliate’s plan year, then Buyer or its Affiliate will use commercially reasonable efforts to permit such Hired Employees (and their eligible spouses and dependents) to participate in such plans without being subject to any waiting periods or any restrictions or limitations for pre-existing conditions for the plan year in which the Closing Date occurs, except to the extent any such Person has not satisfied any corresponding applicable waiting period or limitation under the Plans, and to be credited with the amount, if any, paid during the plan year in which the Closing Date occurs under the Plans towards deductibles, co-pays and out-of-pocket maximums.
(f)    Without limiting Section 2.4, Seller will remain solely responsible, and Buyer shall have no obligations whatsoever, for (i) the satisfaction of all claims and any and all Liabilities arising under or that have been incurred or may be incurred under or in connection with any Plan, (ii) all workers’ compensation claims of any Hired Employee that relate to events occurring on or prior the Closing, (iii) any and all Liabilities arising out of or relating to the employment of employees of Seller or of any Seller Affiliate who do not become Hired Employees, whether such Liabilities arise before, on or after the Closing Date and (iv) any and all Liabilities arising out of or relating to the employment of any Hired Employee before the date such employee actually commences work with Buyer or its Affiliate. Seller shall pay, or cause to be paid, all such amounts related to the subject matter in this Section 7.1(f) to the appropriate Persons as and when due.

(g)    Seller shall cooperate with Buyer or its Affiliates to afford Hired Employees the right to rollover, as promptly as practicable following the Closing, their balance in any Retirement Plan to a qualified retirement plan of Buyer or its Affiliate.
(h)    Seller shall, or shall cause the applicable Seller Affiliate to, use commercially reasonable efforts to timely process under its (or Seller’s or Seller’s Affiliate’s) workers’ compensation insurance programs all workers’ compensation claims of Hired Employees pending at the Closing.
(i)    Effective immediately prior to the Closing, Seller shall cause, or shall cause the applicable Seller Affiliate to cause, the applicable Hired Employees to be terminated and all non-competition agreements to which they are subject or bound, to be terminated, so that such employees that accept offers of at-will employment as provided in Section 7.1(a) may be hired by Buyer or its Affiliate pursuant to Section 7.1(a). At the request of Buyer, Seller shall cooperate with, and Seller shall cause the applicable Seller Affiliate to cooperate with, Buyer or its Affiliate to (i) treat Buyer or its Affiliate as a “successor employer” and Seller or the applicable Seller Affiliate, as applicable, as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to the applicable Hired Employees who are employed by Buyer or its Affiliate for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act and (ii) follow the Alternate Procedure for Predecessors and Successors in Section 5 of Revenue Procedure 2004-53 in order to avoid, to the extent possible, the filing of more than one Internal Revenue Service Form W-2 with respect to each such Hired Employee for the calendar year within which the Closing Date occurs; provided, however, that Buyer or its Affiliate shall not be treated as a successor employer for any other purpose. Buyer or its Affiliate will assume Seller’s obligations to furnish Form W-2s (and all related information) to all applicable Hired Employees for the calendar year in which the Closing Date occurs. Further, to the extent consistent with applicable Law and at the request of Buyer, Seller will cooperate with, and shall cause the applicable Seller Affiliate to cooperate with, Buyer or its Affiliate to avoid, to the extent practical, the filing of more than one individual information reporting form pursuant to each applicable Tax Law with respect to each such Hired Employee for the calendar year within which the Closing Date occurs. If, under the circumstances described in Revenue Procedure 2004-53 the Seller is required to file a final Form 941, the Seller will comply will all filing deadlines and procedures to conclude the employment tax compliance of the Seller.
(j)    Seller shall comply, and Seller shall cause its applicable ERISA Affiliates to comply, with the provisions of COBRA, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA, with respect to any employee, former employee or beneficiary of any such employee or former employee who is covered under any group health plan, as defined in Section 5000(b)(1) of the Code (a “Group Health Plan”), maintained by Seller or its ERISA Affiliates as of the Closing Date or whose “qualifying event” within the meaning of Section 4980B(f) of the Code occurred on or prior to the Closing Date, whether pursuant to the provisions of COBRA or otherwise. Buyer shall comply, and Buyer shall cause its Affiliates to comply, with the provisions of COBRA with respect to Hired Employees who are covered under any Group Health Plan maintained by Buyer and its Affiliates after the Closing Date.
(k)    All provisions contained in this Section 7.1 are for the sole benefit of the Parties. Nothing contained in this Agreement shall create any third party beneficiary rights in any Hired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Hired Employee by Buyer or its Affiliate or under any benefit plan that Buyer or any of its Affiliates may maintain.

7.2    Confidentiality; Non-Competition; Non-Solicitation. In further consideration for the payment of the Purchase Price and in order to protect the value of the Purchased Assets purchased by Buyer (including the goodwill inherent in the Business as of the Effective Time), Seller agrees as follows:
(a)    From and after the Effective Time, Seller shall not use for itself or any other Person, or disclose to any other Person, any Confidential Information, except to the extent such use or disclosure is (i) approved in writing in advance by Buyer, (ii) expressly permitted or required pursuant to the terms of this Agreement; (iii) required by Law or any Order (in which event Seller shall inform Buyer in advance of any such required disclosure, and shall cooperate with Buyer in all reasonable respects in obtaining a protective order or other protection in respect of such required disclosure and shall limit such disclosure to the extent reasonably possible while still complying with such requirements) or (iv) not exclusively related to the Business, the Facility or the Purchased Assets. From and after the date of this Agreement, Seller shall use commercially reasonable efforts to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.
(b)    Seller acknowledges that Seller has become, and following the date of this Agreement shall continue to be, familiar with Confidential Information. Therefore, during the Restricted Period, Seller shall not (and shall not take any steps to, or prepare to), and shall cause all Seller Affiliates not to, directly or indirectly, in any capacity, (i) develop, own, manage or control a Restricted Business, (ii) manage or provide management or consulting services to, or participate in the management or control of, or exert any influence upon, any Person involved in the development, construction, ownership or operation of any Restricted Business or (iii) own a direct or indirect interest (financial or otherwise) in, or lend or contribute money to, or otherwise provide financial support for, any Person that engages in any of the activities described in clauses (i) and (ii), other than any interests in publicly traded entities in which Seller or a Seller Affiliate owns less than 2% of the total issued and outstanding stock or other equity interests in such entity, above.
(c)    During the Restricted Period, Seller shall not, and shall cause the Seller Affiliates not to, directly or indirectly, in any capacity, (i) encourage, induce or solicit or attempt to encourage, induce or solicit, any customer, supplier, licensee, licensor or other business relation of the Business to cease doing business with Buyer or any of its Affiliates, (ii) encourage, induce, solicit or attempt to encourage, induce or solicit, any officer, director, manager, employee or independent contractor of Buyer or any of Buyer’s Affiliates who works at, or provides services to, the Business, to leave the employ of Buyer or any of Buyer’s Affiliates or terminate or diminish any relationship with Buyer or any of Buyer’s Affiliates; provided, however, that the foregoing shall not apply to any general solicitation by Seller or any Seller Affiliate that is not directed specifically to any such Person; or (iii) hire, employ or contract with any Covered Person.
(d)    Seller recognizes that the covenants in this Section 7.3, and the territorial, time and other limitations with respect thereto, are reasonable and properly required for the adequate protection of the acquisition of the Purchased Assets by Buyer, including the Confidential Information, and agree and acknowledge that such limitations are reasonable with respect to Buyer’s activities, business and public purpose. Seller acknowledges and represents that: (i) sufficient consideration has been given by each Party to the other as it relates to the covenants set forth in this Section 7.3; (ii) the restrictions and agreements in this Section 7.3 are reasonable in all respects and necessary for the protection of Buyer and its Affiliates, the Confidential Information and the goodwill associated with the Business and that, without such protection, Buyer’s customer and client relationships and competitive advantage would be materially adversely affected; and (iii) the agreements in this Section 7.3 are an essential inducement to Buyer to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which Seller is party or by which it is bound. Seller agrees and acknowledges that the violation of the covenants or agreements in this Section 7.3 would cause irreparable injury to Buyer and its Affiliates and that monetary damages and any other remedies at law for any violation or threatened violation thereof would be inadequate, and that, in addition to whatever other remedies may be available at law or in equity, Buyer and its Affiliates shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting a bond or other security. In addition, in the event of a breach or violation by Seller or any Seller Affiliate of this Section 7.3, the Restricted Period shall be tolled until such breach or violation has been duly cured.
(e)    It is the intention of each Party that the provisions of this Section 7.3 shall be enforced to the fullest extent permissible under the Law and the public policies of the State of Delaware and of any other jurisdiction in which enforcement may be sought, but that the unenforceability (or the modification to conform with such Laws or public policies) of any provisions hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any term or provision of this Section 7.3 shall be determined to be illegal, invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid, with the maximum period, scope or geographical area permitted under applicable Law being substituted for the period, scope or geographical area hereunder.
7.3    Archive Copy of VDR. Seller shall, within ten (10) days after the Closing Date, deliver to Buyer a complete archive copy of the VDR hosted by Datasite.com as of the Closing Date from the view of a Buyer end user that was provided the most complete access to the VDR.
7.4    Rail Cars.
(a)    Seller shall transfer, or shall cause the relevant Seller Affiliate to transfer, to Buyer the number and types of railcars listed in Schedule 7.4(a). These railcars are leased by Seller and/or a Seller Affiliate pursuant to various railcar leases and agreements with respect thereto (“Rail Car Agreements”). Seller has provided to Buyer copies of the applicable Rail Car Agreements, along with the lease rates and other fees that the counterparty of each Rail Car Agreement is currently charging Seller or the applicable Seller Affiliate for the railcars that are the subject of the Rail Car Agreements (the “Lease Rates”).
(b)    Beginning promptly after Closing, Seller will coordinate with Buyer to schedule railcars from Seller’s or the applicable Seller Affiliate’s fleet into the Facility as needed in the ordinary course of business, and as such cars come into the Facility they will be identified as railcars to be assigned or subleased to Buyer (“Qualifying Rail Cars”), until such time as all Qualifying Rail Cars have been identified. Only railcars that are in serviceable condition when they arrive at the Facility will be used as Qualifying Rail Cars. Seller and Buyer shall negotiate terms of an inspection program for the Qualifying Rail Cars such that a baseline condition for each car is documented and Buyer shall not be liable for any damage or mechanical failure conditions that existed prior to the Effective Time. As Qualifying Rail Cars are identified, Seller or the applicable Seller Affiliate and Buyer shall deliver to the counterparty of each Rail Car Agreement covering such Qualifying Rail Cars a letter: (i) requesting the assignment of the Rail Car Agreement covering such Qualifying Rail Cars from Seller or the applicable Seller Affiliate to Buyer, or (ii) requesting the release of such Qualifying Rail Cars under the applicable Rail Car Agreement, and the further lease by such counterparty to Buyer of such Qualifying Rail Cars. Once a Qualifying Rail Car becomes fully assigned to the Buyer, it will become a “Buyer Rail Car”. In no event shall Seller be obligated to clean any Buyer Rail Car.

(c)    To account for any difference between fair market rates and Lease Rates, Seller and Buyer agree to true-up (as part of the Net Working Capital adjustment in Section 2.5) the difference between the present value of (i) the product of the monthly Lease Rate multiplied by the number of railcars that are Qualifying Rail Cars for each month remaining on the term of the Rail Car Agreement covering such Qualifying Rail Cars (the “Lease Charge”); and (ii) the product of the applicable fair market rate listed on Schedule 7.4(c) for similarly situated railcars (the “Market Rates”) multiplied by the number of railcars that are Qualifying Rail Cars for each month remaining on the term of the Rail Car Agreement covering such Qualifying Rail Cars (the “Market Charge”). If the present value of the Lease Charge is less than the present value of the Market Charge, Buyer shall pay to Seller the amount of the difference between the Lease Charge and the Market Charge as part of the Net Working Capital adjustment in Section 2.5. If the present value of the Lease Charge is greater than the present value of the Market Charge, Seller shall pay to Buyer the amount of the difference between the Lease Charge and the Market Charge as part of the Net Working Capital adjustment in Section 2.5. The discount annual rate to be used in determining the present value of the Market Charge and Lease Charge shall be equal to three-and-one-half percent (3.5%). The discount period for each monthly product will be from the middle of each month to the Closing.
(d)    As it relates to hopper railcars, Seller acknowledges that an adequate accrual has been established on its books for any necessary repairs required by the Rail Car Agreements due to damages to such hopper railcars that occurred prior to Closing. The amount of the accrual (on a per car basis) for each of the hopper railcars that are to become Buyer Rail Cars is set forth on Schedule 7.4(d) (the “Accrual Amount”). To the extent that a hopper railcar becomes a Buyer Rail Car, Seller shall pay to Buyer as part of the Net Working Capital adjustment in Section 2.5 the Accrual Amount related to that damaged hopper railcar. Seller shall have the right to inspect hopper railcars that become Buyer Rail Cars to validate the adequacy of the accrual amounts. Based upon the results of these inspections, if the Accrual Amount is be determined to be inadequate to cover required damages or excessive, Buyer and Seller will negotiate in good faith to adjust the Accrual Amount prior to settlement of the Net Working Capital adjustment.
(e)    Until such time as the Parties complete the paperwork and secure the necessary counterparty consents to complete the assignment of the Qualifying Rail Cars to the Buyer, Seller shall, or shall cause the applicable Seller Affiliate to, allow Buyer to use the Qualifying Rail Cars on a temporary subleased basis (the “Loaned Cars”) such that, at any time, the total number and types of Buyer Rail Cars and Loaned Cars equals the number and types identified as Qualifying Rail Cars. Buyer shall reimburse Seller for all lease payments and other associated costs, payments or fees (including repair and maintenance costs) arising under the applicable Rail Car Agreements with respect to the use by Buyer of the related Loaned Cars. Buyer acknowledges and agrees that Seller may substitute other equivalent railcars for Loaned Cars, so long as the substituted railcars meet the criteria to be Qualifying Rail Cars. The Parties agree to (or to cause their applicable Affiliates to) work together in a commercially reasonable manner to manage the transition of the Loaned Cars hereunder.
(f)    Notwithstanding anything contained herein to the contrary, Seller’s sole obligations under this Agreement with respect to required consents necessary for the assignment to Buyer of the Qualifying Rail Cars shall be the delivery by Sellers to the counterparties thereto of the letters described in Section 7.4(b) above and Seller’s or the applicable Seller Affiliate’s joinder in the execution of any documentation reasonably and customarily required by the counterparties to effectuate or otherwise document such assignments, the terms of which shall be subject to Seller’s or the applicable Seller Affiliate’s approval (such approval not to be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, Buyer acknowledges that no Seller or Seller Affiliate shall be required to provide any guarantees or other credit enhancement that may be necessary in order for Buyer to secure the necessary consent for the assignment of the Rail Car Agreements or for Buyer to secure its own railcar leases. Buyer and Seller shall cooperatively endeavor to complete the assignment of all Qualifying Rail Cars (including any substitutes therefor made in accordance with the provisions of Section 7.4(b) as promptly as reasonably possible after Closing, but in all events within three (3) months after Closing. Seller shall not be obligated to provide any Loaned Cars more than six (6) months following Closing, unless and only to the extent that Buyer’s failure to complete the assignment of all Qualifying Rail Cars (and substitutes therefor, as applicable) is the result of Seller’s failure to comply with its obligations under this Section 7.4.
(g)    Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties against any and all Losses arising from the use or misuse after the Closing by Buyer or its Affiliates of the Loaned Cars pursuant to this Section 7.4.
8.    CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.
The obligations of Buyer to consummate the Contemplated Transactions and to perform its obligations in connection with the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions unless waived in writing by Buyer:
8.1    Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement and the other Transaction Documents (a) that is not qualified by Material Adverse Effect, materiality or similar phrases and is not a Seller Fundamental Representation shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date (except to the extent that such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates) and (b) that is qualified by Material Adverse Effect, materiality or similar phrases or that is a Seller Fundamental Representation shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date (except to the extent that such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates), except, with respect to Seller Fundamental Representations, for such inaccuracies as are, individually or in the aggregate, de minimis.
8.2    Performance. Seller shall have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement and the other Transaction Documents that are required to be performed or complied with by Seller at or prior to the Closing.
8.3    No Material Adverse Effect. There shall have been no Material Adverse Effect.
8.4    Pre-Closing Confirmations. Buyer shall have obtained documentation or other evidence reasonably satisfactory to Buyer that:
(a)    all Governmental Authorities whose Approval is required for Buyer or Seller to consummate the Contemplated Transactions shall have given (or will give) such Approval effective as of the Effective Time and all Approvals and Permits required by Law to operate the Facility shall have been transferred to, reissued in the name of, or obtained by Buyer, in each case, effective as of or prior to the Effective Time;
(b)    Buyer shall have obtained all Approvals necessary for the Purchased Assets to generate valid RINs under the RFS Program immediately after the Effective Time; and

(c)    all filings required under the HSR Act relating to the Contemplated Transactions shall have been submitted and any applicable waiting period under the HSR Act relating to the Contemplated Transactions shall have expired or been terminated.
8.5    Action/Proceeding. No Governmental Authority shall have issued an Order restraining or prohibiting the consummation of the Contemplated Transactions. No Person shall have commenced or threatened in writing to commence any Proceeding before any Governmental Authority that seeks to restrain or prohibit the consummation of the Contemplated Transactions or otherwise seeks a remedy which would materially and adversely affect the ability of Buyer to enjoy the full use and enjoyment of the Purchased Assets. No Antitrust Authority shall have taken any action (orally or in writing) that would reasonably be likely to result in a delay or postponement of the Closing.
8.6    Title to Real Property. From the date hereof to the Closing, the Real Property shall not have become subject to any Encumbrances other than Permitted Encumbrances and Seller shall have used commercially reasonable efforts to cooperate with Buyer to facilitate the Title Company’s commitment to issue the Title Policy to Buyer.
8.7    Certain MSC Matters. The MSC License by and between Fluid Quip Technologies, LLC and Seller (or Seller’s Affiliate) shall have been amended (in form and substance reasonably satisfactory to Buyer) to, among other things, provide that (i) Buyer or its Affiliate shall have the right to use all Fluid Quip Process Technologies utilized at the Facility, free and clear of any future obligations, restrictions or Encumbrances, and (ii) Buyer or its Affiliate shall have the right to operate, maintain and modify the technology that is the subject of such License, in each case, without any additional payment obligations under such License or to Fluid Quip Technologies, LLC.
9.    CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.
The obligations of Seller to consummate the Contemplated Transactions and to perform its obligations in connection with the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions unless waived in writing by Seller:
9.1    Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement and the other Transaction Documents (a) that is not qualified by Material Adverse Effect, materiality or similar phrases and is not a Buyer Fundamental Representation shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date (except to the extent that such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates) and (b) that is qualified by Material Adverse Effect, materiality or similar phrases or is a Buyer Fundamental Representation shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date (except to the extent that such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates) , except, with respect to Buyer Fundamental Representations, for such inaccuracies as are, individually or in the aggregate, de minimis.
9.2    Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement and the other Transaction Documents that are required to be performed or complied with by Buyer at or prior to the Closing.

9.3    Action/Proceeding. No Governmental Authority shall have issued an Order restraining or prohibiting the consummation of the Contemplated Transactions. No Person shall have commenced any Proceeding before any Governmental Authority that seeks to restrain or prohibit the consummation of the Contemplated Transactions. No Antitrust Authority shall have taken any action (orally or in writing) that would reasonably be likely to result in a delay or postponement of the Closing.
9.4    Pre-Closing Confirmations. Seller shall have obtained documentation or other evidence reasonably satisfactory to Buyer that:
(a)    all Governmental Authorities whose Approval is required for Buyer or Seller to consummate the Contemplated Transactions have given (or will give) such Approval effective as of the Effective Time, and all Approvals and Permits required by Law to operate the Facility will be transferred to, or reissued in the name of, Buyer effective as of or prior to the Effective Time; and
(b)    all filings required under the HSR Act relating to the Contemplated Transactions shall have been submitted and any applicable waiting period under the HSR Act relating to the Contemplated Transactions shall have expired or been terminated.
10.    INDEMNIFICATION.
10.1    Indemnification by Seller.
(a)    Seller shall indemnify, defend and hold harmless Buyer, its Affiliates, and Buyer’s and Buyer’s Affiliate’s Representatives, managers, shareholders, members, principals, agents, attorneys, successors, heirs and assigns (collectively, the “Buyer Indemnified Parties”) for, from and against, and compensate, pay on behalf of or reimburse each of them for, any and all Losses, whether involving a Third-Party Claim or Direct Claim, that any such Buyer Indemnified Party incurs or becomes subject to as a result of, arising out of, relating to or in connection with: (i) any breach of, or inaccuracy in, any of the representations or warranties made by Seller in this Agreement or in any other Transaction Document; (ii) any breach, noncompliance or nonfulfillment of any covenants or other agreements made by Seller in this Agreement or in any other Transaction Document; (iii) any of the Excluded Assets, (iv) any of the Excluded Liabilities; (v) Buyer or any of its Affiliates being required to offer continuation coverage under COBRA (including related medical expense reimbursements and administrative expenses) to any Person who becomes covered under Buyer’s or its Affiliate’s group health plan as an M&A qualified beneficiary described in Treas. Reg. § 54.4980B-9, other than a Hired Employee or spouse or dependent of a Hired Employee; (vi) any fraud of Seller, any Seller Affiliate or any Representative of Seller or any Seller Affiliate; and (vii) Retained Tax Liabilities.
(b)    Seller shall have no obligation to indemnify the Buyer Indemnified Parties pursuant to Section 10.1(a)(i) for any Losses unless and until the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Parties exceeds $3,800,000.00 (the “Seller Deductible”), upon which event the Buyer Indemnified Parties shall be entitled to indemnification under Section 10.1(a)(i) for the amount of all Losses, but only to the extent such Losses exceed the Seller Deductible; provided, however, that the foregoing limitation shall not apply with respect to any Losses resulting from, arising out of, relating to or in connection with breaches of, or inaccuracies in, the Seller Fundamental Representations. For the avoidance of doubt, claims for indemnification pursuant to Sections 10.1(a)(ii)-(vii) shall not be subject to the Seller Deductible.
(c)    Seller’s aggregate Liability in respect of claims for indemnification pursuant to Section 10.1(a)(i) shall not exceed $19,000,000.00 (the “Seller Cap”); provided, however, that the foregoing limitation shall not apply with respect to any Losses resulting from, arising out of, relating to or in connection with breaches of, or inaccuracies in, the Seller Fundamental Representations, and none of such Losses shall count towards the satisfaction of the Seller Cap. For the avoidance of doubt, claims for indemnification pursuant to Sections 10.1(a)(ii)-(vii) shall not be subject to the Seller Cap.
10.2    Indemnification by Buyer.
(a)    Buyer shall indemnify, defend and hold harmless Seller, the Seller Affiliates, and its and their respective Representatives, managers, shareholders, members, principals, successors, heirs, and assigns (collectively, the “Seller Indemnified Parties”) for, from and against, and compensate, pay on behalf of or reimburse each of them for, any and all Losses, whether involving a Third-Party Claim or a Direct Claim, that any such Seller Indemnified Party incurs or becomes subject to as a result of, arising out of, relating to or in connection with: (i) any breach of, or inaccuracy in, any of the representations or warranties made by Buyer in this Agreement or in any other Transaction Document; (ii) any breach, noncompliance, or non-fulfillment of any covenants or other agreements made by Buyer in this Agreement or in any other Transaction Document; (iii) any of the Assumed Liabilities; and (iv) any fraud of Buyer or any Representatives of Buyer.
(b)    Buyer shall have no obligation to indemnify the Seller Indemnified Parties pursuant to Section 10.2(a)(i) for any Losses unless and until the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Parties exceeds $3,800,000.00 (the “Buyer Deductible”), upon which event the Seller Indemnified Parties shall be entitled to indemnification under Section 10.2(a)(i) for the amount of all Losses, but only to the extent such Losses exceed the Buyer Deductible; provided, however, that the foregoing limitation shall not apply with respect to any Losses resulting from, arising out of, relating to or in connection with breaches of, or inaccuracies in, the Buyer Fundamental Representations. For the avoidance of doubt, claims for indemnification pursuant to Sections 10.2(a)(ii)-(iv) shall not be subject to the Buyer Deductible.
(c)    Buyer’s aggregate Liability in respect of claims for indemnification pursuant to Section 10.2(a)(i) shall not exceed $19,000,000.00 (the “Buyer Cap”). For the avoidance of doubt, claims for indemnification pursuant to Sections 10.2(a)(ii)-(iv) shall not be subject to the Buyer Cap.
10.3    Notice and Defense of Third-Party Claims.
(a)    If an Indemnified Party seeks indemnification under this Article 10 with respect to any Proceeding or other claim brought against it by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly give written notice to the Indemnifying Party after receiving written notice of such Third-Party Claim; provided, however, that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. With respect to any Third-Party Claim, the Indemnifying Party, at its sole cost and expense, shall, subject to the limitations set forth in this Section 10.3, diligently prosecute the defense of such Third-Party Claim, including by assuming control of the defense of such Third-Party Claim and appointing lead counsel reasonably acceptable to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume or continue control of the defense of any Third-Party Claim if such Third-Party Claim (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations or regulatory matters, (iii) involves a claim that, if adversely determined, would be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or the Business, (iv)

seeks Losses in excess of the amount of the Seller Cap or Buyer Cap, as applicable, (v) involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party has failed or is failing to vigorously prosecute or defend, or (vi) results in, or could reasonably be expected to result in, under applicable standards of professional conduct, a conflict of interest between the Indemnifying Party and the Indemnified Party in respect of such Third-Party Claim (each of the foregoing, an “Exception Claim”).
(b)    In the event that (i) the Indemnifying Party does not diligently prosecute the defense of any Third-Party Claim in the manner set forth in Section 10.3(a) or (ii) such Third-Party Claim is, or at any time becomes, an Exception Claim, the Indemnified Party may assume and control the exclusive defense against, and may consent to the entry of any judgment or enter into any settlement with respect to, such Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), and the fees and disbursements of the Indemnified Party’s counsel shall be at the expense of the Indemnifying Party.
(c)    If the Indemnifying Party is controlling the defense of any Third-Party Claim in accordance with Section 10.3(a), the Indemnified Party shall have the right to participate in the defense of such Third-Party Claim with counsel selected by it (provided that in the event that the Indemnified Party is defending a Third-Party Claim in more than one jurisdiction, the Indemnified Party shall be entitled to select no more than one counsel per jurisdiction), subject to the Indemnifying Party’s right to control the defense thereof, and the fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, however, that if (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) under applicable standards of professional conduct, a conflict of interest exists between the Indemnifying Party and the Indemnified Party in respect of such Third-Party Claim, then the Indemnifying Party shall be responsible for the fees and expenses of counsel to the Indemnified Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to, or cease to defend, such Third-Party Claim without the prior written consent of the Indemnified Party.
(d)    Irrespective of which Party controls the defense of any Third-Party Claim, the other Parties will, and will cause their respective Affiliates to, reasonably cooperate with the controlling Party in such defense and make available to the controlling Party all witnesses, pertinent records, materials and information in such non-controlling Parties’ possession or under its control relating thereto as is reasonably required by the controlling Party. The Parties agree that all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
10.4    Notice of Non-Third-Party Claims. If an Indemnified Party seeks indemnification under this Article 10 with respect to any matter which does not involve a Third-Party Claim (a “Direct Claim”), the Indemnified Party shall give written notice to the Indemnifying Party of such Direct Claim for indemnification. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from Indemnifying Party’s receipt of the indemnity notice that the Indemnifying Party disputes such Direct Claim, the Indemnifying Party shall be deemed to have agreed to indemnify the Indemnified Party from and against the entirety of any Losses described in the indemnity notice. If the Indemnifying Party has delivered a written notice to the Indemnified Party within such thirty (30) day period disputing such Direct Claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute within thirty (30) days after delivery of such written notice, such dispute shall be resolved in accordance with Section 13.3.
10.5    Manner of Payment. Any indemnification payment pursuant to this Article 10 shall be effected by wire transfer of immediately available funds to an account designated in writing by Seller or Buyer, as the case may be, within five (5) Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement between the Parties.
10.6    Determination of Loss Amount; Certain Other Matters.
(a)    The amount of any Losses subject to indemnification pursuant to this Article 10 shall be reduced or reimbursed, as the case may be, by any amount actually received by any Buyer Indemnified Party or any Seller Indemnified Party, as applicable, with respect thereto under any insurance coverage provided by any third party that is not an Affiliate of such Buyer Indemnified Party or Seller Indemnified Party, as applicable, or from any other party alleged to be responsible therefor (net of any deductible or co-payment, the Buyer Indemnified Parties’ or Seller Indemnified Parties’, as applicable, good faith estimate of any increase in insurance premiums attributable to such recovery and all out of pocket costs related to such recovery). The Buyer Indemnified Parties and the Seller Indemnified Parties, as applicable, shall use commercially reasonable efforts to collect any amounts available under such insurance coverage or from such other party alleged to have responsibility therefor; provided, however, that in no event shall the Buyer Indemnified Parties or the Seller Indemnified Parties have any obligation to file or commence any Proceeding to collect any such amounts. If a Buyer Indemnified Party or Seller Indemnified Party, as applicable, receives and is entitled to retain an amount under insurance coverage or from such other party with respect to Losses at any time subsequent to any indemnification provided by Seller pursuant to Section 10.1 or by Buyer pursuant to Section 10.2, then such Buyer Indemnified Party or Seller Indemnified Party, as applicable, shall promptly reimburse Seller or Buyer, as applicable, for any payment made by such Person in connection with providing such indemnification up to the amount received (net of any deductible or co-payment, the Buyer Indemnified Parties’ or Seller Indemnified Parties’, as applicable, good faith estimate of any increase in insurance premiums attributable to such recovery and all out of pocket costs related to such recovery) by the Buyer Indemnified Party or Seller Indemnified Party, as applicable; provided, however, that in no event shall any Buyer Indemnified Party or Seller Indemnified Party, as applicable, have any obligation hereunder to remit to Buyer or Seller, as applicable, any portion of such insurance or other recoveries in excess of the indemnification payment or payments actually received from Buyer or Seller, as applicable, with respect to such Losses. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the Indemnifying Party shall not be permitted to delay fulfillment of its obligations under this Article 10 while any insurance claims are in process.
(b)    To the extent that Seller has an indemnification obligation pursuant to this Article 10, any of the Buyer Indemnified Parties may set off the amount of such indemnification against any amounts then due and unpaid to Seller by any of the Buyer Indemnified Parties pursuant to this Agreement or any other Transaction Document.
(c)    For purposes of (i) determining whether or not a representation or warranty made by Seller or Buyer in this Agreement or in any other Transaction Document has been breached or whether an inaccuracy exists with respect thereto, and (ii) calculating the amount of Losses resulting therefrom to which a Buyer Indemnified Party or Seller Indemnified Party is entitled under this Article 10, the terms “Material Adverse Effect,” “material,” “materiality” and similar qualifiers, modifiers or limitations shall be disregarded.

(d)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN THE CASE OF ACTUAL FRAUD, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR THE FOLLOWING (“NON-REIMBURSABLE LOSSES”): SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, OR LOST OR DELAYED BUSINESS), WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, ANY ESTIMATED BUSINESS LOSSES AND ANY AMOUNTS PAYABLE TO NON-AFFILIATE THIRD PARTIES PURSUANT TO A CLAIM BY A NON-AFFILIATE THIRD PARTY SHALL NOT BE DEEMED NON-REIMBURSABLE LOSSES.
10.7    Exclusive Remedy. The Parties agree that, from and after the Closing Date, the remedies set forth in Section 6.14, Section 7.2 and this Article 10 are the exclusive provisions in this Agreement with respect to the Liability of Seller or Buyer for the breach, inaccuracy or nonfulfillment of any representation or warranty or any covenants, agreements or other obligations contained in this Agreement, and the sole remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties for any claims for breach of any representation or warranty or covenants, agreements or other obligations arising out of this Agreement, any Transaction Document or any Law or legal theory applicable thereto, whether arising under, or based upon, any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law, and including with respect to any matter arising under the Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental Laws); provided, however, that (a) nothing herein shall preclude any Party from seeking any remedy based upon fraud by any other Party (including any fraud committed by any Seller Employee or Representative of Seller in connection with the consummation of the Contemplated Transactions) and (b) nothing contained in this Article 10 shall limit the remedies of any Party in accordance with Section 12.2.
10.8    Adjustment to Purchase Price. The Parties agree to treat any indemnification payment received pursuant to this Agreement for all Tax purposes as an adjustment to the Purchase Price to the extent permitted by applicable Law.
10.9    Survival. All representations and warranties contained in or made pursuant to this Agreement or any other Transaction Document shall survive the execution and delivery of this Agreement or such other Transaction Document and the consummation of the Contemplated Transactions. Notwithstanding anything herein to the contrary, Seller will not be liable with respect to any claim for indemnification pursuant to Section 10.1(a)(i), and Buyer will not be liable with respect to any claim for indemnification pursuant to Section 10.2(a)(i), unless written notice of such claim is delivered to Seller or Buyer, as the case may be, prior to the applicable Survival Expiration Date (if any). For purposes of this Agreement, the term “Survival Expiration Date” means the first anniversary of the Closing Date; provided, however, that with respect to the Buyer Fundamental Representations, the Seller Fundamental Representations and the representations and warranties in Section 4.17, the Survival Expiration Date shall be the sixth anniversary of the Closing Date.
The Parties agree that so long as written notice is given on or prior to the Survival Expiration Date with respect to any such claim, all representations and warranties related to such claim shall continue to survive until such claim is finally resolved. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, (i) each covenant, agreement and obligation set forth in this

Agreement or in any other Transaction Document shall survive the Closing until fully performed or observed in accordance with its terms and (ii) this Section 10.9 shall not affect any rights to bring claims under this Article 10 after the Survival Expiration Date based on (A) any covenant or agreement of the Parties which contemplates performance after the Closing, (B) the obligations of Seller under Sections 10.1(a)(ii)-(vii), or (C) the obligations of Buyer under Sections 10.2(a)(ii)-(iv).
10.10    Specific Performance.
(a)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other equitable remedy that may be available to it and in addition to the right to seek indemnification pursuant to this Article 10) to seek and obtain, without proof of actual damages, (i) a decree or other Order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.
(b)    Without limiting any other provision of this Section 10.10, each of the Parties expressly agrees that, if all of the conditions set forth in Article 8 or Article 9 (other than those conditions that by their nature are to be satisfied at Closing), as applicable, have been satisfied or waived, and the other party fails or refuses to consummate the transactions contemplated by this Agreement, then the non-breaching Party shall be entitled to obtain specific performance to cause the breaching Party to consummate the Closing in accordance with the terms of this Agreement.
(c)    Each Party acknowledges and agrees that (i) it will not oppose any equitable relief or equitable remedy referred to in this Section 10.10 on the grounds that any other remedy is available at law or in equity, and (ii) no Party will be required to obtain, furnish or post any bond or similar instrument in connection with, or as a condition to, obtaining any equitable relief or equitable remedy referred to in this Section 10.10 (and it hereby irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument).
(d)    No Party shall be permitted to terminate this Agreement in reliance on any provision of Article 12 if, at the time of such purported termination, the other Party is entitled to and has elected to pursue specific performance under this Section 10.10.
11.    TAX MATTERS.
11.1    Allocation of Purchase Price. The Parties agree that Buyer shall prepare an allocation (“Allocation”) of an amount totaling the sum of the (a) Purchase Price, (b) Assumed Liabilities and (c) all other capitalized costs under this Agreement in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Buyer shall deliver such Allocation to Seller by the later of (i) such date that is one hundred eighty (180) days after the Closing Date, or (ii) such date that is thirty (30) days after the date that the Purchase Price is finally determined pursuant to Section 2.8. The Allocation shall be revised to take into account any subsequent adjustments to the Purchase Price made pursuant to this Agreement and any changes to the Assumed Liabilities or other consideration required to be taken into account under applicable Law, in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Buyer and Seller shall report and file all Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with such Allocation prepared by Buyer. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such Allocation. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise in connection with Tax matters) that is inconsistent with such Allocation, unless required to do so by applicable Law (including, for the avoidance of doubt, pursuant to a “determination” within the meaning of Section 1313 of the Code).
11.2    Tax Returns.
(a)    Seller shall prepare and file or cause to be prepared and filed on a timely basis all Tax Returns relating to the Purchased Assets and the Business with respect to all taxable periods ending prior to the Effective Time. Seller shall deliver or cause to be delivered a copy of such Tax Returns prepared by Seller that are filed after the Effective Time to Buyer prior to the due date of any such Tax Return for Buyer’s review and comment. Seller shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the ownership of the Purchased Assets and operation of the Business for all taxable periods (or portion thereof) ending prior to the Effective Time. Seller shall not consent, without the prior written consent of Buyer, to any change in the treatment of any item with respect to the Purchased Assets or the Business that would affect the Tax Liability of Buyer after the Effective Time.
(b)    Buyer shall prepare and file or cause to be prepared and filed all Tax Returns required to be filed with respect to the Purchased Assets and the Business for all taxable periods beginning prior to the Effective Time and ending after the Effective Time (a “Straddle Period”). Buyer shall notify Seller of Buyer’s calculation of Seller’s share of the Taxes for any such Straddle Periods, and Seller shall pay to Buyer (in cash or other immediately available funds) the amount of Seller’s share of the Tax Liability for the portion of the Straddle Period ending as of the Effective Time, as determined pursuant to Section 11.2(c).
(c)    In order to apportion appropriately any Taxes relating to a Straddle Period, the Parties shall, to the extent required or permitted under applicable Law, treat the calendar day immediately preceding the day in which the Effective Time occurs as the last day of the taxable year or period for all Tax purposes. With respect to such prorated Taxes, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the calendar day immediately preceding the day in which the Effective Time occurs (“Seller Pre-Closing Taxes”) shall be: (i) in the case of Taxes that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the calendar day immediately preceding the day in which the Effective Time occurs and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (ii) in the case of Taxes not described in clause (i) of this sentence, deemed equal to the amount that would be payable if the taxable year or period ended on the calendar day immediately preceding the day in which the Effective Time occurs; provided, however, that, exemptions, allowances or deductions that are calculated on an annual basis will be prorated on the basis of the number of days in the annual period elapsed prior to the Effective Time as compared to the number of days in the annual period elapsing on or after the Effective Time.
11.3    Cooperation. Following the Closing, Seller shall cooperate with Buyer and shall make available to Buyer, as reasonably requested, all information, records or documents relating to Tax Liabilities or potential Tax Liabilities with respect to the Purchased Assets, Assumed Liabilities or the Business for all periods, and shall preserve all such information, records and documents (to the extent not a part of the Purchased Assets, Assumed Liabilities or the Business delivered by Seller at the Closing) at least until the expiration of any applicable statute of limitations or extensions thereof. Seller further agrees, upon request of Buyer, to use Seller’s best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed on Buyer or the Purchased Assets and the Business (including with respect to the Contemplated Transactions).
11.4    Tax Proceedings. After the Effective Time, with respect to any Proceeding relating to Taxes with respect to the Purchased Assets or the Business (collectively, a “Tax Proceeding”) for any taxable period, such Tax Proceeding shall be controlled by Buyer. For any Tax Proceeding for any taxable period ending prior to the Effective Time, Buyer shall notify Seller of such Tax Proceeding, and Seller may (at its sole cost and expense) (a) participate in the defense of such Tax Proceeding that is controlled by Buyer, or (b) upon the prior written approval of Buyer, assume the defense of such Tax Proceeding. If Seller, upon the prior written approval of Buyer, assumes such defense, Seller shall keep Buyer reasonably and timely informed of the progress of such Tax Proceeding and provide Buyer with copies of any submissions, documents or agreements relating to such Tax Proceeding for its review and comment. Seller shall not consent to the entry of any judgment or enter into any settlement of any Tax Proceeding without the prior written consent of Buyer.
11.5    Transfer Taxes. All Transfer Taxes incurred in connection with the Contemplated Transactions shall be paid by Seller when due, and all necessary Tax Returns and other documentation with respect to such Transfer Taxes shall be prepared and filed by the Party required to file such Tax Returns under applicable Law.
12.    TERMINATION.
12.1    Termination. Without prejudice to other remedies which may be available to the Parties, this Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing as follows:
(a)    By mutual written consent of Buyer and Seller;
(b)    By either Buyer or Seller upon delivery of written notice to the other if the Closing has not occurred on or before 5:00 p.m., Central Time, on October 15, 2025 (the “End Date”); provided, however, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 12.1(b) if such Person’s material breach of, or material failure to fulfill any obligation under, this Agreement or any other Transaction Document has been the principal cause of the failure of the Closing to occur on or prior to such time on the End Date;
(c)    By Buyer upon delivery of written notice to Seller, if there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement or in any other Transaction Document, which breach (i) would give rise to the failure of a condition set forth in Article 8 to be satisfied and (ii)(A) is not capable of being cured prior to the End Date or (B) if capable of being cured, shall not have been cured by the earlier of (1) fifteen (15) days following receipt of written notice from Buyer of such breach or (2) the date that is three (3) days prior to the End Date;
(d)    By Seller upon delivery of written notice to Buyer, if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement or in any other Transaction Document, which breach (i) would give rise to the failure of a condition set forth in Article 9 to be satisfied and (ii)(A) is not capable of being cured prior to the End Date or (B) if capable of being cured, shall not have been cured by the earlier of (1) fifteen (15) days following receipt of written notice from Seller of such breach or (2) the date that is three (3) days prior to the End Date;

(e)    By either Buyer or Seller upon delivery of written notice to the other if any Governmental Authority shall have issued or entered any Order, enacted any Law or taken any other action which, in any such case, (i) permanently restrains, enjoins or otherwise prohibits the consummation of all or any of the Contemplated Transactions, (ii) would prevent the Closing from occurring as contemplated by this Agreement on or prior to the applicable time on the End Date or (iii) has had or would reasonably be expected to have a Material Adverse Effect; provided, however, that a Party will not be entitled to terminate this Agreement pursuant to this Section 12.1(e) if the issuance or entry of such Order is principally caused by such Party’s material breach of, or material failure to fulfill any of its obligations under, this Agreement or any other Transaction Document; or
(f)    By Buyer upon delivery of written notice to Seller if a Material Adverse Effect shall have occurred.
12.2    Effect of Termination. Subject to the provisions of this Section 12.2, the rights of termination set forth above are in addition to any other rights a terminating Party may have under this Agreement and the other Transaction Documents, and the exercise of a right of termination will not be an election of remedies. Notwithstanding the foregoing sentence, in the event of any termination of this Agreement by either Buyer or Seller as provided in Section 12.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of its Affiliates to any other Person resulting from, arising out of, relating to, or in connection with this Agreement or any other Transaction Document, except that (a) nothing in this Agreement or any other Transaction Document will relieve any Party from any material breach of this Agreement or any other Transaction Document prior to such termination or for fraud, and no such termination shall relieve any Party hereto from liability for damages resulting from any such material breach or fraud by such Party (or its Affiliates or Representatives) and (b) Section 6.16 (Confidentiality) and Article 13 (General) and any pre-termination breaches of such provisions shall survive any termination of this Agreement, and each Party shall be entitled to all remedies available at law or in equity in connection with any past or future breach of any such provision.
13.    GENERAL.
13.1    Notice. Any notice, demand or communication required, permitted or desired to be given hereunder must be in writing and shall be deemed effectively given when personally delivered, or when received by electronic means (including facsimile transmission or electronic mail), so long as electronic means is accompanied by prompt notice by United States mail or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:
If to Seller, to:    Green Plains Obion LLC
1811 Aksarben Dr
Omaha NE 68106
Attention: Chief Legal & Admin Officer
Email: XXXXXXXXXXXXXXXXX
If to Buyer, to:    POET Biorefining – Obion, LLC
4615 N. Lewis Avenue
Sioux Falls, SD 57104
Attention: Chief Financial Officer
Email: XXXXXXXXXXXXXXXXX

With simultaneous copy (which
shall not constitute notice) to:
POET Holding Company, LLC
4615 N. Lewis Avenue
Sioux Falls, SD 57104
Attention: General Counsel
Email: XXXXXXXXXXXXXXXXX

or to such other address, and to the attention of such other Person or officer as any Party may designate.
13.2    Legal Fees and Costs of Disputes. Except as provided in Article 10, each Party shall pay its own legal expenses in connection with any action or Proceeding to enforce or interpret any provision of this Agreement by mediation, arbitration or judicial means.
13.3    Governing Law; Jurisdiction.
(a)    This Agreement, and all claims or causes of action (whether at Law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, or the Contemplated Transactions, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, however, that any provision of this Agreement or any such claim or cause of action that relates to the Real Property shall be governed by and construed in accordance with the Laws of the State of Tennessee, without giving effect to any choice of law or conflict of law provision that would cause the application of the Laws of any jurisdiction other than the State of Tennessee.
(b)    Subject to the provisions of Section 2.8(b) (which shall govern any dispute arising thereunder), the Parties agree that jurisdiction and venue in any Proceeding brought by any Party pursuant to this Agreement or the Contemplated Transactions shall properly and exclusively lie in any state or federal court within the State of Delaware and applicable appellate courts. Each Party also agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions in any other court (other than upon the appeal of any judgment, decision or action of any such court located in the State of Delaware or, as applicable, any federal appellate court that includes the State of Delaware within its jurisdiction). By execution and delivery of this Agreement, each Party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such suit, action or proceeding. Each of the Parties irrevocably agrees that venue would be proper in such court, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of such suit, action or proceeding. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 13.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law. Nothing in this Agreement shall affect the right of any Party to enforce in any jurisdiction a judgment obtained in the foregoing courts or to seek injunctive relief in any jurisdiction to preserve the status quo pending resolution of disputes in the foregoing courts.

13.4    WAIVER OF JURY TRIAL. THE PARTIES EACH HEREBY KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A FULLY-EXECUTED COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
13.5    Benefit; Assignment; Delegation. Except as otherwise provided in this Section 13.5, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and permitted assigns and delegates. No Party may assign any of its rights hereunder or delegate any of its duties hereunder without the prior written consent of the other Parties; provided, however, that Buyer, without the prior consent of Seller, may assign any of its rights hereunder or delegate any of its duties hereunder to Buyer’s Affiliates, or, for collateral security purposes, to Persons providing financing to Buyer or its Affiliates, but in such event, Buyer shall be required to remain obligated hereunder in the same manner as if such assignment or delegation had not been effected.
13.6    Legal Advice and Reliance. Except as expressly provided in this Agreement, none of the Parties (nor any of the Parties’ respective Representatives) has made or is making any representations to any other Party (or to any other Party’s Representatives) concerning the consequences of the Contemplated Transactions under applicable Law, including Tax-related Laws. Except for the representations and warranties made in this Agreement, each Party has relied solely upon the Tax and other advice of its own Representatives engaged by such Party and not on any such advice provided by any other Party.
13.7    Reproduction of Documents. This Agreement and the other Transaction Documents, including (a) consents, waivers and modifications which may hereafter be executed, (b) the documents delivered at the Closing and (c) financial statements, certificates and other information previously or hereafter furnished to Seller or Buyer, may, subject to the provisions of Section 6.16 and Section 7.2(a), be reproduced by Seller and Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and Seller and Buyer may destroy any original documents so reproduced. Seller and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative Proceeding (whether or not the original is in existence and whether or not such reproduction was made by Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
13.8    Cost of Transaction. Except as otherwise provided herein, the Parties agree as follows:
(a)    whether or not the Contemplated Transactions shall be consummated, Seller will pay (i) the fees, expenses and disbursements of Seller and their respective Representatives incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and any amendments hereto; and (ii) the fees and expenses associated with any documentary stamps, Transfer

Taxes, recording fees and similar Closing costs relating to the transfer of the Real Property, the Commitments and the Title Policy; and
(b)    whether or not the Contemplated Transactions shall be consummated, Buyer will pay the fees, expenses and disbursements of Buyer and its Representatives incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and any amendments hereto.
13.9    Waiver of Breach. The waiver by any Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.
13.10    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
13.11    No Inferences; Sophisticated Parties. Each Party acknowledges and agrees to the following: (a) all of the Parties are sophisticated and represented by experienced transactional counsel in the negotiation and preparation of this Agreement; (b) this Agreement is the result of lengthy and extensive negotiations between the Parties and an equal amount of drafting by all Parties; (c) this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; and (d) no inference in favor of, or against, any Party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such Party.
13.12    Divisions and Headings of this Agreement. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.
13.13    No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Buyer, Seller, Seller Indemnified Parties with respect to Article 10, the Buyer Indemnified Parties with respect to Article 10, and such parties’ respective permitted successors, assigns or delegates, and it is not the intention of the Parties to confer, and, this Agreement shall not confer, third-party beneficiary rights upon any other Person.
13.14    Entire Agreement; Amendment. This Agreement, together with the other Transaction Documents and the Confidentiality Agreement, represents the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous oral or written understandings, negotiations, letters of intent or agreements between the Parties with respect to the subject matter of this Agreement. No modifications of, amendments to, or waivers of any rights or duties under this Agreement shall be valid or enforceable unless and until made in writing and signed by all Parties.
13.15    Multiple Counterparts. This Agreement may be executed in any number of counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The facsimile signature of any Party or other Person to this Agreement or any other Transaction Document or a PDF copy of the signature of any Party or other Person to this

Agreement or any other Transaction Document delivered by electronic mail for purposes of execution or otherwise, is to be considered to have the same binding effect as the delivery of an original signature on an original contract.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
SELLER:        Green Plains Obion LLC

By: /s/ Chris Osowski
Name: Chris Osowski
Title: President & CEO

BUYER:        POET BIOREFINING – OBION, LLC

By: /s/ Jeff Lautt
Name: Jeff Lautt
Title: President & COO

    Signature Page to Asset Purchase Agreement